UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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Electro Scientific Industries, Inc.

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Notice of Annual Meeting of Shareholders

To the Shareholders of Electro Scientific Industries, Inc.:
The Annual Meeting of Shareholders of Electro Scientific Industries, Inc. (ESI) will be held at ESI’s offices, 13900 NW Science Park Drive, Portland, Oregon, on Thursday, August 18, 2016 at 2:30 p.m. Pacific Daylight Time, for the following purposes:

1.
To elect the five directors named in the proxy statement for a term of one year. John Medica, Raymond A. Link, Laurence E. Cramer, Frederick A. Ball, and Richard H. Wills are nominees for election for a one-year term.

2.
To approve an amendment to the 2004 Stock Incentive Plan to increase the number of authorized shares under the plan by 2,750,000 shares, and make several modifications to the plan described in this proxy statement, including changes to prohibit liberal share recycling for restricted stock and restricted stock units, eliminate the ability to grant reload options, expanding the prohibition on repricing awards, provide a minimum vesting period for stock options and stock appreciation rights and increase certain annual grants limits.

3.	To approve, on an advisory basis, the compensation of our named executive officers.

4.	To ratify the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 1, 2017.

5.	To transact any other business that properly comes before the meeting.
Only shareholders of record at the close of business on June 15, 2016 will be entitled to vote at the annual meeting.
Your vote is very important. Whether or not you expect to attend in person, we urge you to vote your shares at your earliest convenience. Promptly voting your shares by phone, via the internet, or by signing, dating, and returning the enclosed proxy card will ensure the presence of a quorum at the meeting. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. Retention of the proxy is not necessary for admission to or identification at the meeting.
IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON THURSDAY, AUGUST 18, 2016: This proxy statement and the Company’s 2016 Annual Report to Shareholders are also available at http://investors.esi.com/proxy.cfm.
By Order of the Board of Directors

Paul Oldham
Vice President of Administration, Chief
Financial Officer and Corporate Secretary
Portland, Oregon
July 14, 2016

ELECTRO SCIENTIFIC INDUSTRIES, INC.
PROXY STATEMENT
The mailing address of the principal executive offices of the Company is 13900 NW Science Park Drive, Portland, Oregon 97229-5497. The approximate date this proxy statement and the accompanying proxy forms are first being mailed to shareholders is July 14, 2016.
SOLICITATION AND REVOCABILITY OF PROXY
The enclosed proxy is solicited on behalf of the Board of Directors of Electro Scientific Industries, Inc., an Oregon corporation, for use at the Annual Meeting of Shareholders to be held on August 18, 2016. The Company will bear the cost of preparing and mailing the proxy, proxy statement and any other material furnished to the shareholders by the Company in connection with the annual meeting. Proxies will be solicited by use of the mail and the internet, and officers and employees of the Company may, without additional compensation, also solicit proxies by telephone, fax or personal contact. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of the stock held in their names.
Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing an instrument of revocation or a duly executed proxy bearing a later date with the Corporate Secretary of the Company. The proxy may also be revoked by affirmatively electing to vote in person while in attendance at the meeting. However, a shareholder who attends the meeting need not revoke the proxy and vote in person unless he or she wishes to do so. All valid, un-revoked proxies will be voted at the Annual Meeting in accordance with the instructions given.
Common Stock is the only outstanding authorized voting security of the Company. The record date for determining holders of Common Stock entitled to vote at the Annual Meeting is June 15, 2016. On that date there were 31,471,682 shares of Common Stock outstanding, entitled to one vote per share. The Common Stock does not have cumulative voting rights.
MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS
If you and other residents at your mailing address each own shares of Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement. This practice, known as “householding,” reduces the Company’s printing and postage costs. If any shareholder residing at that address wishes to receive a separate annual report or proxy statement, write or telephone the Company as follows: Investor Relations, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229-5497, (503) 641-4141. Contact the Company in the same way if you and other residents at your mailing address are receiving multiple copies of the annual report and proxy statement and wish to receive a single copy in the future.

PROPOSAL 1: ELECTION OF DIRECTORS
Pursuant to the Company’s Bylaws as in effect prior to March 2015, the Board of Directors is divided into three classes, with the term of office of one class expiring each year. In March 2015 the Bylaws were amended so that directors are elected to one year terms, provided that directors previously elected to three-year terms will not have their terms shortened. In addition, effective immediately following the 2016 Annual Shareholders Meeting, the size of the Board of Directors will be set at six.
John Medica, Raymond A. Link, Laurence E. Cramer, Frederick A. Ball, and Richard H. Wills are nominees for re-election for a one-year term. These nominees are recommended by the Corporate Governance and Nominating Committee. Under Oregon law, if a quorum of shareholders is present at the 2016 Annual Meeting, the directors elected will be the five nominees for election as directors who receive the greatest number of votes cast at the meeting. Abstentions and broker non-votes will have no effect on the results of the vote. Unless otherwise instructed, proxy holders will vote the proxies they receive for Messrs. Medica, Link, Cramer, Ball and Wills. If any of the nominees for election as director at the 2016 Annual Meeting becomes unavailable for election for any reason (none being known at this time), the proxy holders will have discretionary authority to vote pursuant to the proxy for a substitute or substitutes.
The term of Robert R. Walker expires at the 2016 Annual Meeting. Mr. Walker was not nominated for election at the annual meeting and is retiring from the Board. David Nierenberg resigned from the Board in February of 2016.
The following table briefly describes the Company’s nominees for directors, the directors whose terms will continue, and those directors who are retiring from the Board of Directors.

Name, Age, Principal Occupation, and Other Directorships	Director Since	Term Expires
Nominees
Richard H. Wills, 61, (Chairman), was President and CEO of Tektronix, Inc., a test, measurement, and monitoring company, from 2000 until 2008, and its Chairman from 2001 through 2008. He joined Tektronix in 1979 and served in a range of marketing, product development and management roles, including President of the Measurement Business and President of Regional Operations for both Europe and the Americas. He holds a master's degree in business administration from the University of Oregon and a bachelor's degree in computer systems from Linfield College. Mr. Wills is also a director of FEI Company and Chairman of the Board of General Fusion, a private energy company in Vancouver, Canada. Mr. Wills was appointed as a director by the Board of Directors in August 2015 and has served as the Chairman of the Board of Directors since February 2015.

Mr. Wills brings to the Board expertise in strategic planning, corporate governance, marketing and technology, as well as experience serving on the board of another public company.
	2014	2016
John Medica, 58, served from 2007 until 2015 as Vice Chairman and Corporate Adviser of Compal Group, a leading global electronics related Original Design Manufacturer (ODM) based in Taiwan with annual revenues in excess of $25 billion. Mr. Medica also served as a member of the Board of Directors of National Instruments from June 2008 through May 2014 and is a Trustee at Wake Forest University. He retired as a Senior Vice President and co-leader of the Product Development organization at Dell Inc. in April 2007 after fourteen years of service and, prior to joining Dell, he served ten years at Apple Inc. in a variety of product development and operations-related executive roles. He also has served as a Board Member-Advisor of two start-up technology companies, Visible Brands and Aviacomm, over the past two years.

Mr. Medica brings to the Board significant expertise in the electronics consumer products industries and Asian electronics manufacturing, as well as experience serving on the boards of other public companies.
	2015	2016
Raymond A. Link, 62, served as Executive Vice President and Chief Financial Officer of FEI Company, a leading supplier of scientific and analytical instruments for nanoscale imaging from July 2005 to April 2015. He remained with FEI to assist with transitioning this role to his successor until November 2015. Prior to this, Mr. Link served as Vice President and Chief Financial Officer of TriQuint Semiconductor, Inc., a manufacturer of electronic signal processing components for wireless communication. Mr. Link joined TriQuint in July 2001 as a result of TriQuint’s merger with Sawtek, Inc. where he was the Vice President and Chief Financial Officer since September 1995. He is also on the Board of Directors of nLight Inc., a private company that makes high-power semiconductor lasers and FormFactor Inc., a manufacturer of probe cards and electrical test and measurement equipment for the semiconductor industry. Mr. Link was previously on the board of Cascade Microtech which was acquired by FormFactor in June 2016. Mr. Link received a B.S. degree from the State University of New York at Buffalo and an M.B.A. from the Wharton School at the University of Pennsylvania. Mr. Link is also a licensed Certified Public Accountant and a Fellow with the National Association of Corporate Directors.

Mr. Link brings to the Board important financial management experience and expertise, as well as operations experience with another high-technology public company.
	2015	2016
Frederick A. Ball, 54, was appointed Executive Vice President and Chief Administrative Officer of Marketo Inc., a leading marketing automation company, in March of 2016. Prior to that Mr. Ball served as the Senior Vice President and Chief Financial Officer from May 2011 to March 2016. Prior to joining Marketo, Mr. Ball served as the Chief Financial Officer of Webroot Software, Inc., a software security solutions provider, from June 2008 to April 2011. Prior to that, Mr. Ball had been the Chief Financial Officer for a number of private and public technology companies including BigBand Networks, Inc. and Borland Software Corporation. Mr. Ball also served as Vice President, Mergers and Acquisitions for KLA-Tencor Corporation, a manufacturer of semiconductor equipment, and prior to that as its Vice President of Finance. Mr. Ball was with PricewaterhouseCoopers LLC for over 10 years. Mr. Ball is a director at Advanced Energy Industries, Inc., a provider of power and control technologies, and is chair of its audit committee and a member of its nominating and governance committee.

Mr. Ball brings to the Board important financial management experience and financial expertise, having served as Chief Financial Officer of several high-technology companies. He also brings significant experience with mergers and acquisitions within the semiconductor equipment industry as well as experience as a result of serving on the board of directors of another public company.
	2003	2016

Name, Age, Principal Occupation, and Other Directorships	Director Since	Term Expires
Nominees
Laurence E. Cramer, 65, has been with Continuum Electro-Optics, a manufacturer of high energy laser systems for medical, industrial and scientific research, for the past 16 years where he held the positions of Vice President of R&D, Vice President / General Manager and President. Prior to that, he was President of Laser Diode Inc., a manufacturer of GaAs laser diodes for military and telecom applications. Prior to that he spent 15 years at Spectra-Physics in a range of management roles including, Manager of Marketing and Sales, Strategic Product Group Manger, and President of Spectra-Physics Laser diode systems, developer of advanced diode pumped solid state laser systems. He was a Board Member and past President of the Laser Institute of America, and was a member of the U.S. Department of Commerce Technical Advisory Committee in Electronics from 1988 to 1994. He holds a BA degree in Chemistry and Physics from DePauw University, a PhD in Chemistry from Northwestern University and a Masters Certificate in Six Sigma from Villanova University.

Mr. Cramer brings to the Board significant expertise in lasers and laser development.
	2015	2016

Name, Age, Principal Occupation, and Other Directorships	Director Since	Term Expires
Director Whose Term Continues
Edward C. Grady, 69, is currently President and Chief Executive Officer (CEO) of the Company and assumed this role in February 2014. He has served on the board of the Company since 2008 and, prior to becoming CEO of the Company, he served as CEO and Chairman at REEL Solar, Inc., a venture funded developer and manufacturer of low cost, high efficiency, thin film solar panels. In February 2014, REEL Solar was sold to a Chinese solar power manufacturer and power provider. Prior to that he served as President and CEO of Brooks Automation, Inc., a company that offers solutions that optimize productivity for the semiconductor and other industries, including clean tech and data storage. Mr. Grady retired from Brooks Automation in 2007. Prior to joining Brooks in 2003, he ran the wafer inspection and metrology groups at KLA-Tencor Corporation, a manufacturer of semiconductor equipment. Prior to KLA-Tencor, he was Chief Executive Officer of Hoya Micromask, a supplier of photo masks and services to the semiconductor industry. He started his career as an engineer for Monsanto Electronic Materials Company, Inc., a manufacturer of silicon wafers to the semiconductor industry, and eventually rose to the position of Vice President of Worldwide Sales. Mr. Grady is also a member of the board of directors at Advanced Energy Industries, Inc., a provider of power and control technologies.

Mr. Grady brings to the Board extensive technical knowledge and manufacturing, engineering, sales, business and operations experience in a high-technology environment. He also brings important business development and leadership experience as well as experience as a result of serving on the boards of directors of other public companies.
	2008	2017

Name, Age, Principal Occupation, and Other Directorships	Director Since
Directors Who Will Retire at the Annual Meeting
Robert R. Walker, 65, is retired from Agilent Technologies, Inc., a measurement company, where he served as Executive Vice President and Chief Financial Officer from May 2000 until December 2001. From May 1999 until May 2000, he was Senior Vice President and Chief Financial Officer. During 1997 and 1998, Mr. Walker served as Vice President and General Manager of Hewlett-Packard Company’s Professional Services Business Unit, a provider of computer services. From 1993 to 1997, he led Hewlett-Packard’s information systems function, serving as Vice President and Chief Information Officer from 1995 to 1997. Mr. Walker formerly served as a member of the Board of Directors for Brocade Communications Systems, Inc., a networking solutions provider, from 2005 until 2008, Liberate Technologies, a supplier of TV set-top box software, from 2003 until 2005, when it became a private company, and InterTrust, a digital rights management company, from 2002 until 2003, when it became a private company.
2003

CORPORATE GOVERNANCE GUIDELINES AND INDEPENDENCE
The Company’s Board of Directors has approved and adopted the Corporate Governance Guidelines and Governance and Nominating Committee Charter that are on the Company’s website at http://investors.esi.com/governance.cfm. Under the Company’s Corporate Governance Guidelines, which reflect the current standards for “independence” under the NASDAQ Stock Market listing standards and the Securities and Exchange Commission rules, two-thirds of the members of the Board of Directors must be independent as determined by the Board of Directors. The Board of Directors has made the following determinations with respect to each director’s independence for each director that served during the year:

Director	Status (1)
Frederick A. Ball	Independent
Laurence E. Cramer	Independent
Richard J. Faubert	Independent (3)
Edward C. Grady	Not Independent (2)
Barry L. Harmon	Independent (3)
Raymond A. Link	Independent
John Medica	Independent
David Nierenberg	Independent (4)
Jon D. Tompkins	Independent (3)
Robert R. Walker	Independent
Richard H. Wills	Independent

(1)	The Board’s determination that a director is independent was made on the basis of the standards set forth in the Corporate Governance Guidelines.

(2)	Mr. Grady is President and Chief Executive Officer of ESI and therefore is not independent in accordance with the standards set forth in the Corporate Governance Guidelines.

(3)	Mssrs. Faubert, Harmon and Tompkins retired at the 2015 annual meeting.

(4)	Mr. Nierenberg resigned in February 2016.
The Company has also adopted a Code of Conduct and Business Practices applicable to the Company’s directors, officers, employees and agents of ESI and its subsidiaries and a Code of Ethics for Financial Managers. Copies of the Company’s Code of Conduct and Business Practices and Code of Ethics for Financial Managers are available on the Company’s website at http://investors.esi.com/governance.cfm.
BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT
Board Leadership
In accordance with our Corporate Governance Guidelines, it is the practice of the Board of Directors to select a director as Chairman of the Board who qualifies as independent as defined in the Corporate Governance Guidelines. If the Chairman of the Board ceases to qualify as independent, the Board of Directors will designate an independent director to serve as Lead Director. The Company believes that this structure enhances the Board’s oversight of management, strengthens the Board’s ability to communicate its views to management, increases the Board’s independence and otherwise enhances our governance.
Risk Oversight
The Board as a whole is responsible for overseeing our risk management function and certain members of the Company’s senior management team are expressly authorized by the Board to be responsible for implementation of the Company’s day-to-day risk management processes. In connection with the Board’s annual strategic and financial plan review, senior management makes a multidisciplinary presentation to the Board on significant strategic, operational, financial, legal and compliance risks facing the Company. At the other three quarterly Board meetings, senior management provides an update to the Board on specific risk-related issues. Additionally, the Board reviews a comprehensive assessment of the Company's risk and associated mitigating factors and actions annually.
Additionally, the Board is actively involved in oversight of certain risk areas conducted primarily through committees of the Board, as described in the charters of each of the committees. The Compensation Committee is responsible for overseeing the management of the Company’s executive compensation plans and incentive arrangements and routinely reviews these programs to ensure that incentives do not present inappropriate risk and are aligned with shareholder interests. The Audit Committee oversees management of financial reporting, information technology, legal, the external audit relationship, functioning of internal controls and insurance related risks. This oversight includes meeting with management on at least a quarterly basis. As frequently as necessary, the Audit Committee Chair meets with senior management, the Company’s outside counsel and the Company’s independent auditors to discuss any hotline complaints, allegations of violations of the Code of Ethics and other ethical, legal or compliance matters. On a quarterly basis, internal audit reports on the progress of the annual control testing to the Audit Committee and any related findings. Any significant findings are followed up on and corrected under the direction of the Audit Committee and the senior management team.
The Nominating and Corporate Governance Committee manages risks associated with the qualifications and independence of the Board of Directors and potential conflicts of interest. The Board satisfies their risk oversight responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from management responsible for oversight of particular risks within the Company.
FISCAL YEAR
The Company’s fiscal year consists of 52 or 53 weeks ending on the Saturday nearest March 31. Accordingly, all references to fiscal year 2016 in this document are to the 53-week period ended April 2, 2016; references to fiscal year 2015 are to the 52-week period ended March 28, 2015 and references to fiscal year 2014 are to the 52-week period ended March 29, 2014.
BOARD COMPENSATION
During fiscal year 2016, the Board of Directors held seven meetings, and each member of the Board of Directors attended at least 75 percent of the aggregate number of the meetings of the Board of Directors and the committees of which he was a member. All directors were reimbursed for all reasonable expenses incurred in attending meetings. Directors are expected to attend shareholder meetings. All directors then in office attended the 2015 annual meeting of shareholders.
Directors who are not employees of the Company receive the following fees to the extent applicable to the individual directors: (a) an annual cash retainer of $75,000 for the service as the Chairman of the Board; (b) an annual cash retainer of $45,000 for non-Chairman Board service; and (c) an annual fee of $20,000, $15,000, and $10,000 for service as Chair of the Audit Committee, Compensation Committee, and Nominating & Governance Committee, respectively; and (d) an annual fee of $7,500, $5,000, and $4,000 for non-chairman service on the Audit Committee, Compensation Committee, and Nominating & Governance Committee, respectively. The Company also provides for reimbursement in the amount of $2,500 every two years for continuing education programs relating to the performance of duties of a director of a public company.
Non-employee directors also receive equity grants of restricted stock units (RSUs) as a component of their total compensation.
On May 14, 2015, each director who was not a full-time employee of the Company was granted 12,000 RSUs under the 2004 Stock Incentive Plan to vest 100% immediately prior to the 2016 Annual Meeting of Shareholders, provided, however, that if any director terminates service prior to such time, the award shall be prorated. On August 18, 2015, in connection with their appointment to the Board, Laurence E. Cramer, Raymond A. Link, and John Medica were granted 24,000 RSUs under the 2004 Stock Incentive plan that vest annually on the first four anniversaries of the grant date. For those directors only serving a partial term, the awards and cash retainers were prorated accordingly.

FISCAL YEAR 2016 DIRECTOR COMPENSATION
The following table shows compensation earned by the Company’s non-employee directors in fiscal year 2016.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)		All Other Compensation ($)	Total ($)
Frederick A. Ball	$61,255		$67,560	(7)	$—	$128,815
Laurence E. Cramer (2)	$34,442		$113,280	(8)	$—	$147,722
Richard J. Faubert (3)	$24,926		$6,756	(3)	$—	$31,682
Barry L. Harmon (3)	$31,030		$13,512	(3)	$—	$44,542
Raymond A. Link (2)	$39,677	(5)	$113,280	(8)	$—	$152,957
John Medica (2)	$33,000		$113,280	(8)	$—	$146,280
David Nierenberg (4)	$57,155		$40,536	(4)	$—	$97,691
Jon D. Tompkins (3)	$36,305		$13,512	(3)	$—	$49,817
Robert R. Walker	$62,491	(6)	$67,560	(6) (7)	$—	$130,051
Richard H. Wills	$90,309		$67,560	(7)	$—	$157,869

(1)
Represents the full grant date fair value of the awards granted to each director in the fiscal year ended April 2, 2016, computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 “Compensation – Stock Compensation” (ASC Topic 718). Awards are valued at the closing market price of the Company’s common stock on the grant date.

(2)	Messrs. Cramer, Link and Medica were newly elected at the 2015 Annual Meeting on August 18, 2015. The compensation set forth in the table reflects a partial year of service.

(3)	The terms of Messrs. Faubert and Tompkins expired on August 18, 2015. Mr. Harmon also elected to retire at that time. The compensation set forth in the table reflects a partial year of service.

(4)	Mr. Nierenberg resigned on February 22, 2016. The compensation set forth in the table reflects a partial year of service.

(5)	Mr. Link elected to defer cash compensation to the Company’s deferred compensation plan beginning January 1, 2016.

(6)	Mr. Walker elected to defer entire compensation to the Company’s deferred compensation plan.

(7)	Comprised of a grant of 12,000 restricted stock units on May 14, 2015, which vest on the 2016 annual meeting date.

(8)	Comprised of a grant of 24,000 restricted stock units on August 14, 2015, which vest one-fourth annually on the first four anniversaries of the date of grant.
Under the deferred compensation plan, directors can generally elect to defer a minimum of 10% and a maximum of 100% of the fees they receive from the Company for their service on the Board. Cash amounts credited to the deferred compensation plan will earn a rate of return based on investment funds selected by the participants from a prescribed menu of investment options. Generally, deferred amounts will be paid in a lump sum upon termination, except in the case of retirement, in which case the deferred amounts will be paid in a lump sum or in annual installments for up to ten years, as elected by the director. Directors may also defer payment of restricted stock units granted to them by the Company. Payment will be in shares of Company common stock under the same terms as cash amounts.
BOARD COMMITTEES
Audit Committee
The Company maintains an Audit Committee that currently consists of Raymond A. Link (Chairman), Robert R. Walker, and Laurence E. Cramer. All of the members of the Audit Committee are “independent directors” in accordance with the NASDAQ Stock Market listing standards and pursuant to the criteria established in Section 10A(m) of the Securities Exchange Act of 1934, as amended. Each of Messrs. Link and Walker has financial reporting oversight experience, including serving as chief financial officer of a public company. The Board of Directors has determined that each of Messrs. Link, Walker and Cramer is an audit committee financial expert as defined in SEC rules. The Audit Committee Charter requires the Audit Committee to review any transaction with a related person or in which a related person has a direct or indirect interest and to determine whether to ratify or approve the transaction, with such ratification or approval to occur only if the Committee determines that the transaction is fair to the Company or otherwise in the interest of the Company. During 2016, the board evaluated the Audit Committee composition and appointed a new Audit Committee Chairman, bringing a fresh perspective and adding the skill set of another experienced financial executive to the Audit Committee. Under the direction of the Audit Committee Chairman and consistent with best practices, in 2016 the Audit Committee evaluated the Company's risk assessment process, internal and external audit relationships, and other control processes. As a result of these activities, the Audit

Committee voted to change external auditors from KPMG LLP to Deloitte & Touch LLP with the goal of improving the audit process and reducing the associated cost to the Company. On a regular basis, the Audit Committee meets with management and with representatives of the Company's independent registered public accounting firm, Deloitte & Touche LLP, including meetings without the presence of management. The Audit Committee met fifteen times in fiscal year 2016.
As previously disclosed in Item 9A of our Annual Report on Form 10-K for the fiscal year ended March 28, 2015, the Company had material weaknesses related to the risk assessment process and the accounting and disclosure of complex, judgmental accounting matters and non-routine transactions. In response to these findings, the Audit Committee, in conjunction with management, initiated and monitored a remediation plan to address these items. Specifically, management made significant efforts in fiscal 2016 to improve internal controls over financial reporting. The Company committed considerable resources to the design, implementation, documentation, and testing of internal controls and with the oversight of senior management and our audit committee, the Company took steps to remediate the underlying causes of the material weaknesses as follows:
Overall
The Company assessed and documented the design and operation of certain controls in light of the associated risks, particularly those controls relating to the risk assessment process, complex and judgmental accounting matters and non-routine transactions. This analysis was done to remediate the material weaknesses and also as part of the adoption of Committee of Sponsoring Organizations of the Treadway Commission (COSO) 2013.
Enterprise risk assessment
The Company made changes to improve the integration of the enterprise risk assessment within the control environment, including regular communication of findings to the Audit Committee and evaluation of risks as they might impact the Company across multiple areas. The Company improved documentation relating to this risk assessment and the evaluation of the impact on financial reporting and internal controls.
Monitoring of significant changes in the business and alignment with financial reporting
The Company implemented a quarterly monitoring and impact assessment, which institutionalizes regular monitoring to identify and evaluate significant, unusual, non-routine and complex accounting matters. This analysis is driven by cross-functional inputs from within the Company, monitoring of external indicators, and consideration of how changes in the business may impact historical conclusions or policies in the current period. All identified significant or unusual items require further analysis and disposition regarding accounting treatment.
Accounting expertise
The Company developed and implemented a process to determine when and if to involve a subject matter expert for significant, unusual, non-routine and complex accounting matters.
Management concluded that the material weaknesses in internal control over financial reporting identified in 2015 were remediated as of April 2, 2016. See the Report of the Audit Committee for the Audit Committee's assessment and conclusion regarding this matter.
Compensation Committee
The Company maintains a Compensation Committee that currently consists of Frederick A. Ball (Chairman), Richard H. Wills and John Medica. All members of the Compensation Committee have been determined to be independent by the Board of Directors in accordance with the NASDAQ Stock Market listing standards and Securities and Exchange Commission rules. The Compensation Committee has been delegated authority to set officers’ compensation and to grant awards under the Company’s stock incentive plan. For additional information about the Compensation Committee, see “Compensation Discussion and Analysis,” set forth below. The Compensation Committee met nine times in fiscal year 2016.
Corporate Governance and Nominating Committee
The Company maintains a Corporate Governance and Nominating Committee that currently consists of John Medica (Chairman), Laurence E. Cramer and Raymond A. Link. All members of the Corporate Governance and Nominating Committee have been determined to be independent by the Board of Directors in accordance with the NASDAQ Stock Market listing standards and Securities and Exchange Commission rules. The Corporate Governance and Nominating Committee assists the Board of Directors in fulfilling its oversight responsibilities related to seeking candidates for membership on the Board of Directors, assessing the corporate governance policies and processes of the Board of Directors and reviewing from time to time the policies of the Board of Directors related to director qualifications, compensation, tenure and retirement. The Corporate Governance and Nominating Committee met four times in fiscal year 2016.
Shareholder Nominations
Shareholders may recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board of Directors by submitting a written recommendation to the Corporate Governance and Nominating Committee c/o Chairman of the Corporate Governance and Nominating Committee, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229-5497. Communications should be sent by overnight or certified mail, return receipt requested. Submissions must include sufficient biographical information concerning the recommended individual, including age, five-year employment history with employer names and a description of the employer’s business, whether the individual can read and understand financial statements, and board memberships, if any, for the Corporate Governance and Nominating Committee to consider. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the shareholders. Recommendations received by January 31, 2017 will be considered for nomination for election at the 2017 Annual Meeting of Shareholders. Recommendations received after January 31, 2017 will be considered for nomination for election at the 2018 Annual Meeting of Shareholders. Following the identification of the director candidates, the Corporate Governance and Nominating Committee will meet to discuss and consider each candidate’s qualifications and shall determine by majority vote the candidate(s) whom the Corporate Governance and Nominating Committee believes would best serve the Company. In evaluating director candidates, the Corporate Governance and Nominating Committee will consider a variety of factors, including the composition of the Board as a whole, the characteristics (including independence, age, skills and experience) of each candidate, and the performance and continued tenure of incumbent Board members. The Committee believes that candidates for director should have certain minimum qualifications, including high ethical character, a reputation that enhances the image and reputation of the Company, being highly accomplished and a leader in his or her respective field, relevant expertise and experience, the ability to exercise sound business judgment and the ability to work with management collaboratively and constructively. The Committee also values diversity. In addition, the Committee believes that at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules and that at least two-thirds of the members of the Board should meet the definition of independent under the NASDAQ Stock Market listing standards and Securities and Exchange Commission rules. The Committee also believes the Company’s Chief Executive Officer should participate as a member of the Board. A candidate recommended by a shareholder will be evaluated in the same manner as a candidate identified by the Committee.
COMMUNICATIONS WITH BOARD
Any shareholder who desires to communicate with the Board of Directors, individually or as a group, may do so by writing to the intended member or members of the Board of Directors, c/o Corporate Secretary, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229-5497. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be compiled by the Secretary and submitted to the Board of Directors in a timely manner.
RECOMMENDATION BY THE BOARD OF DIRECTORS
The Board of Directors recommends that shareholders vote FOR the election of the nominees named in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of the Common Stock of the Company as of June 15, 2016 by (i) each person known to the Company to be the beneficial owner of more than 5% of the Company’s Common Stock, (ii) each of the Company’s current directors and nominees for director, (iii) each individual named in the Summary Compensation Table and (iv) all directors and executive officers of the Company on June 15, 2016 as a group. Applicable percentage of ownership is based on 31,471,682 shares of Common Stock outstanding as of June 15, 2016 together with applicable options (including stock appreciation rights) and restricted stock units held by such shareholders. Shares of Common Stock subject to options exercisable at June 15, 2016 or exercisable within 60 days after June 15, 2016 and shares of Common Stock underlying restricted stock units vested at June 15, 2016 or vesting within 60 days after June 15, 2016, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Approximate Percent of Class
Frederick A. Ball	61,390	(2)	*
Laurence E. Cramer	6,000		*
Raymond A. Link	15,000		*
John K. Medica	28,050		*
Robert R. Walker	67,480	(3)	*
Richard H. Wills	42,133		*
Robert DeBakker	212,459	(4)	*
Edward C. Grady	421,715	(5)	*
Paul Oldham	381,780	(6)	*
Bing-Fai Wong	153,943	(7)	*
Nierenberg Investment Management Company, Inc.	2,773,080	(8)	8.81%
19605 NE 8th Street, Camas, WA 98607
Dimensional Fund Advisors LP	2,277,250	(8)	7.24%
Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746
BlackRock Institutional Trust Company, N.A.	1,865,924	(8)	5.93%
400 Howard Street, San Francisco, CA 94105
Investment Counselors of Maryland, LLC	1,715,680	(8)	5.45%
803 Cathedral Street, Baltimore, MD 21201
10 directors and executive officers (as of June 15, 2016) as a group	1,389,950		4.42%

*	Less than 5 percent.

(1)	Shares are held directly with sole investment and voting power unless otherwise indicated.

(2)	Includes 28,515 shares deferred under the Company’s deferred compensation plan.

(3)	Includes 57,805 shares deferred under the Company’s deferred compensation plan.

(4)	Includes 120,000 shares subject to stock options and stock appreciation rights that were exercisable at or that would become exercisable within 60 days after June 15, 2016.

(5)
Includes 287,403 shares subject to stock options and stock appreciation rights that were exercisable at or that would become exercisable within 60 days after June 15, 2016. In addition, includes 65,762 shares deferred under the Company’s deferred compensation plan.

(6)	Includes 263,500 shares subject to stock options and stock appreciation rights that were exercisable at or that would become exercisable within 60 days after June 15, 2016.

(7)
Includes 88,750 shares subject to stock options and stock appreciation rights that were exercisable at or that would become exercisable within 60 days after June 15, 2016. In addition, includes 5,284 shares deferred under the Company’s deferred compensation plan.

(8)	Based on the institutional holding report provided by Nasdaq as of June 16, 2016, which reflects the most recent Schedule 13D, 13F or 13G (or amendments thereto) filed by such person with the SEC.

EXECUTIVE OFFICERS
As of June 15, 2016, the executive officers of the Company were as follows:

Name	Age	Position
Edward C. Grady	69	President and Chief Executive Officer
Paul Oldham	53	Senior VP of Administration, Chief Financial Officer and Corporate Secretary
Robert DeBakker	58	Senior VP of Worldwide Operations
Bing-Fai Wong	57	Vice President of Customer Operations
See Mr. Grady’s biography under “Proposal 1: Directors Whose Terms Continue."
Mr. Oldham joined the Company on January 7, 2008 as Vice President of Administration, Chief Financial Officer and Corporate Secretary. Mr. Oldham was promoted to Senior Vice President of Administration, Chief Financial Officer, and Corporate Secretary in the fourth quarter of fiscal 2016. Prior to joining ESI, Mr. Oldham was employed at Tektronix, Inc., a test, measurement, and monitoring company, since 1988, where he held several senior leadership positions including Vice President Finance and Corporate Controller, European Operations Controller, and most recently Vice President Treasurer and Investor Relations.
Mr. DeBakker was appointed Vice President of Worldwide Operations in September 2004 and was promoted to Senior Vice President of Worldwide Operations in the fourth quarter of fiscal 2016. From 2000 to 2004, he was employed with IBM, a provider of business and information technology services, first as Vice President i/p Series Manufacturing, then as Vice President Strategy Integrated Supply Chain and finally as Vice President x Series Integrated Supply Chain. From 1997 to 2000, Mr. DeBakker was Vice President of Operations of Sequent Computer Systems, a manufacturer and provider of information technology solutions.
Mr. Wong was promoted to Vice President of Customer Operations in May 2009 and joined ESI in May 1998 from Giga-tronics, an electronics manufacturer. During his tenure at ESI, Mr. Wong has held a variety of positions including Director of Sales and Service and Senior Director of Marketing. In addition, during 2016 Mr. Wong was appointed President of our China operations. Mr. Wong previously worked for Hewlett-Packard Company, a provider of computer and printer products and services, and began his career at Philips HK Ltd., an electronics manufacturer.
COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Discussion and Analysis (CD&A) describes our executive compensation philosophy and how the Compensation Committee (the “Committee”) of the Board of Directors applies this philosophy in compensating our executive officers.

The Company's named executive officers for fiscal 2016 (the “NEOs”) were as follows:
Edward C. Grady Paul Oldham Robert DeBakker Kerry Mustoe Bing-Fai Wong
President & Chief Executive Officer
Senior Vice President of Administration, Chief Financial Officer & Corporate Secretary
Senior Vice President of Worldwide Operations
Vice President of Finance, Corporate Controller & Chief Accounting Officer*
Vice President of Customer Operations

*Ms. Mustoe retired from her position on December 18, 2015.
Executive Summary
Electro Scientific Industries, Inc. (ESI) is in the second year of a significant turnaround effort that started with a change in the Chief Executive Officer in February 2014. This effort encompasses a wide range of areas, including long-term strategy, governance, leadership, and shorter-term objectives and tactics. The management team and Board of Directors believe that the Company’s fiscal year 2016 revenue growth of 16% and shareholder returns of 16%, outperforming the 50th percentile of our peers, demonstrates the focus and commitment to aligning the Company’s objectives and actions with long-term shareholder value.

Edward C. Grady, a director of the Company, was appointed CEO in February 2014, shortly before the start of fiscal year 2015. Mr. Grady quickly assessed the Company’s situation and worked with the management team to develop a turnaround strategy, estimated to take approximately three years. The first year was intended to be an investment year to reposition the company’s products and channels, the second year would be a transition year with continued product introduction and stabilizing financial results, and the third year a profitable growth year focused on product placement and adoption to drive growth. This strategy was presented to the Board of Directors in May 2014.
Fiscal year 2016 marked the second year, or transition year, of ESI’s turnaround effort. Under Mr. Grady’s leadership, ESI made significant progress in achieving its financial goals in the transition year and the impact of the turnaround strategy has become increasingly evident, as the Company grew revenues for the first time in four years, achieved profitability in the fourth quarter, generated positive cash from operations and advanced the Company strategy by introducing several new products that are believed to serve as a platform for long-term growth. At year end, ESI’s stock price had appreciated 17% from the prior year.
Key execution efforts included the introduction of several key new products with placements at new and existing customers, investment to localize development capability in key geographies, continued expansion of our China presence and sales channel, integration of a newly acquired China-based company, restructuring and other operational improvements. The Company introduced several new products in 2015 and 2016 that have increased ESI’s addressable market by nearly $1 billion.
The Board of Directors and the Compensation Committee of the Board of Directors (the “Committee”) actions related to CEO compensation have been designed to focus on short and long-term shareholder value growth and recognize executive’s contributions to the Company during the second year of our turn-around strategy.
Compensation Philosophy
The Board of Directors and the Committee believe that the Company's executive compensation program objectives should attract and retain talented executives; motivate executives to execute long-term business strategies while achieving near-term financial targets; and align executive performance with the Company's short-term and long-term goals for delivering shareholder value.
The Company has developed a total compensation philosophy that ties a significant portion of executive compensation to achieving pre-established financial and operational results. The elements of the Company's compensation program for executives are base salary, annual cash incentives, long-term equity incentives and a non-qualified deferred compensation plan which allows executives to defer a portion of their incentive cash compensation and restricted stock units granted during the plan year. Performance-based pay is a major element of executive compensation, which includes annual cash incentives and long-term stock-based equity incentives.
Additionally, the Company has an employee stock purchase plan, a 401(k) retirement plan and provides health care and other benefits to executives on the same basis as it does for all other employees. The current named executive officers have change in control severance agreements, under which they are eligible to receive certain payments and benefits in the event of a termination of employment under certain circumstances following a change in control of the Company. The change of control severance agreements include double-trigger provisions and do not allow for excise tax gross-ups.
Each element of the Company's executive compensation program serves a different purpose, but in combination, enables the Company to support its compensation philosophy and to offer compensation competitive with companies with similar business focus and similar revenue levels and market capitalization.
The Compensation Committee
The Committee consists entirely of independent non-employee directors as defined by the rules of the NASDAQ Stock Market, the Company's Corporate Governance Guidelines, and the Committee's charter. The current members of the Committee are Frederick A. Ball (Chairman), John Medica and Richard H. Wills. The Committee's authority and responsibilities are set forth in a charter adopted by the Board of Directors, which the Committee reviews annually. The Charter is available for review on the Company's web site at www.esi.com.
The Committee reviews and approves the compensation of all of the Company's executives, including the Chief Executive Officer (CEO). The Committee has full authority to determine annual base salary and incentive compensation, equity incentives and all other compensation for the executives. The Committee reviews and approves all equity grants to executives and annual equity grants to all other employees.
Determinations regarding annual cash incentives, long-term incentives and other elements of compensation are made consistent with the Committee's compensation philosophy and in a manner that the Committee believed to be appropriate and reasonable based on Company performance.
Base salary and incentive compensation award decisions for all executive officers are made at the first quarterly meeting of the Committee in each fiscal year in conjunction with the annual performance reviews for the prior fiscal year. The Committee reviews historic and current information regarding each element of compensation for each executive. It receives recommendations from the CEO as to compensation of other executives, and the CEO participates in discussions regarding their compensation. The Committee meets in executive session without the CEO to determine his compensation.
The Committee has engaged Compensia Inc., a national compensation consulting firm, as an independent outside compensation consultant with respect to executive and director compensation. The Committee has sole authority to retain and terminate Compensia. Compensia reports solely to the Committee for all services related to executive compensation and did not provide any other services to the Company in fiscal year 2016 except for those related to executive and director compensation. The Committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the rules of the NASDAQ Stock Market, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for the Committee.
Compensation-Related Risks
The Committee believes that the Company's executive incentive compensation arrangements do not encourage executives to take unnecessary or excessive risks that could threaten the value of the Company. For example, a significant portion of the executives' performance-based compensation is in the form of long-term equity incentives which generally vest over three to four years, thereby focusing the executives on the Company's long-term interests. As a matter of best practice, the Company will continue to monitor its executive compensation program to ensure that it continues to align the interest of executives with those of its shareholders while avoiding unnecessary or excessive risk.
Competitive Positioning
The Committee uses comparative information from a group of similarly-situated business and labor market competitors as well as similarly-sized broad technology industry companies in reviewing the compensation of our executives including companies selling high technology equipment or components such as lasers, photonics, optical components and semiconductors, particularly where the ultimate end-products serve a broad array of consumer or industrial markets.
In February 2015, the Committee conducted a detailed review and approved a new peer group intended to provide greater financial comparability, determined primarily with reference to revenue and market capitalization. Peer companies were selected based on the following criteria:

•	Comparable revenue size (.5 - 2.5X ESI’s revenue of $184 million, or approximately $100 million - $460 million)

•	Comparable market capitalization (.5X - 4.0X ESI’s current market cap)

•
Similar business focus, including companies selling high technology equipment or components such as lasers, photonics, optical components, semiconductors, particularly where the ultimate end-products serve a broad array of consumer or industrial markets.

For fiscal year 2016, the following changes were made to the company’s peer group:

•	The removal of Advanced Energy Industries, Coherent, II-VI, Intevac, IPG Photonics, Newport and Rofin Sinar because their revenue and market cap fell outside the peer selection criteria.

•
To expand the peer group size, Axcelis Technologies, Cascade Microtech, FormFactor, GSI Group, Mattson Technology, Vishay Precision Group and Xcerra were added because they met the peer selection criteria.

The current peer group is made up of the following companies:
Affymetrix, Inc.                 Nanometrics, Inc.
Axcelis Technologies, Inc.             Rudolpf Technologies, Inc.
Cascade Microtech, Inc.            Ultratech, Inc.
Cohu, Inc.                    Veeco Instruments, Inc.
Form Factor, Inc.                Vishay Precision Group, Inc.
GSI Group, Inc.                Xcerra Corporation
Mattson Technology, Inc.
Compensia provided a market analysis to the Committee for fiscal year 2016 executive compensation using publicly available peer group proxy filings, Peer Company Radford January 2015 High Tech Industry Survey and the Radford January 2015 High Tech Industry broad high-tech industry data for companies with revenue of $50 million to $500 million. Data points were blended together to create a “market average”. The Committee reviewed the analysis provided by Compensia and believes that this information reflects the talent pool from which the Company competes for executive talent.
The Committee generally targets the 50th percentile of similarly-situated peer group companies. Superior performance may allow for total compensation to be achieved above the 50th percentile.
Consideration of Say-on-Pay Vote Results
The advisory (non-binding) proposal regarding compensation of the named executive officers submitted to shareholders at the August 2015 Annual Meeting of Shareholders was approved by over 93% of the votes cast. The Committee considered this vote to reflect strong alignment of the Company's executive compensation program with shareholder interests.
The Company will conduct a Say-on-Pay vote annually.
CEO Compensation
The Committee considered Mr. Grady’s overall qualifications, executive level experience and market data and determined to set his base salary at $590,000 when he joined the Company in February, 2014. For fiscal year 2016, Mr. Grady’s base salary of $590,000 placed at approximately the 75th percentile of the revised peer company CEOs. Commensurate with the Company’s position in a multi-year turnaround and associated expense constraints, Mr. Grady has not received a base salary increase since joining the company.
For fiscal year 2016, the “effective” target for the CEO under the Management Incentive Plan (MIP) was 55% of his target cash incentive if the revenue target and all the shared management objectives were achieved. Payout for Mr. Grady under the fiscal year 2016 MIP for the CEO was based on the same measures as for the rest of the executives and he earned a 33% payout.
The Board of Directors have a strong belief and expectation that Mr. Grady should be rewarded if he is successful in turning around the Company, therefore his compensation is heavily performance based. Though the Company’s fiscal year 2016 financial performance improved substantially, the lower “effective” target under the MIP and 33% payout resulted in his actual cash compensation being well below fiscal year 2016 target levels.
The Company provides limited perquisites to Mr. Grady for spousal travel to Portland from his home in Nevada and rental housing near corporate headquarters in Portland, Oregon. The Company compensates Mr. Grady for the income tax liability he incurs as a result of these perquisites.
In May 2015, Mr. Grady was awarded 170,000 time-based RSUs (TRSUs) and 23,000 stock-settled stock appreciation rights (SARs), with the grants vesting 50% on each of the first two anniversaries of the date of grant. The vesting schedule reflects that the grant was made at the beginning of the second year of the three year turn around period anticipated by the Board of Directors and was intended to retain Mr. Grady and align his rewards with the turnaround period.
Mr. Grady has in place a Change in Control Agreement that remains in effect for 12 months following the effective date of the change in control. The agreement provides for severance equal to 24 month’s base salary, a lump-sum payment equal to 100% of target bonus, and 12 month’s medical and dental insurance for Mr. Grady and his dependents. This agreement contains a “double trigger” provision that provides payments and benefits only in the event that: (i) ESI is involved in a change of control transaction; and (ii) his employment is terminated (or constructively terminated) in connection with the change in control within a 12-month period or he retires not less than 60 days following the change in control.

Executive Compensation
In setting executive compensation for fiscal 2016, the Committee reviewed the Company's existing compensation programs and philosophy in light of current industry compensation practices and trends. Applying this philosophy for each executive officer, the Committee reviewed base salary, annual cash incentives, long-term incentives and all other elements of total compensation and compared these components to comparable elements of compensation at the peer group companies.
Base Salaries
Base salary levels are reviewed annually at the first fiscal quarterly meeting of the Committee. Base salaries for executives are determined by evaluating the responsibilities of the position and the experience of the individual and by reference to the competitive marketplace for corporate executives, including a comparison to base salaries for comparable positions at peer group companies. The Committee targets base salary compensation levels for executives, including the named executive officers, generally at levels approximating the 50th percentile of the compensation market ranges provided by Compensia. However superior performance may allow for total compensation to be achieved above the 50th percentile. The Committee believes targeting these salary levels is required to attract and retain talented executives.
Base salaries for the named executive officers were placed at approximately the 50th percentile of market ranges provided by Compensia. Commensurate with the critical stage of the turnaround effort and need to control expenses, the named executive officers did not receive base salary increases in fiscal year 2016.
Annual Cash Incentive Compensation
The Company's executives, including Mr. Grady, are eligible to participate in an annual cash incentive plan, referred to as the Management Incentive Plan (MIP), based on financial objectives included in the Profit Sharing Plan (PSP) which is applicable to all employees, as well as an additional 20% potential payout based on a set of shared management objectives (MBOs). The PSP objectives and the MBOs are established at the beginning of each fiscal year and include specific financial objectives based on the Company's annual operating plan as approved by the Board of Directors. Approximately 93% of the Company's employees participate in the PSP and approximately 7% participate in the MIP.
For fiscal year 2016 the Committee simplified the PSP to be based solely on specified levels of revenue. The Committee believes that this approach focused the entire Company on top line growth, the measure most critical to the Company's success at this point in the turnaround. Commensurate with the Company’s position in the turnaround and the associated expense constraints, the PSP targeted a 35% payout for 100% achievement of the revenue target in the fiscal year 2016 annual operating plan. The MIP included the same 35% targeted PSP payout for 100% achievement of the operating plan revenue target with an additional 20% of base salary targeted payout based on shared MBOs. These strategic objectives were reviewed and approved by the Committee at the beginning of fiscal year 2016. Commensurate with the Company’s position in the turnaround, the total targeted awards for each executive under the MIP for fiscal year 2016 was 55%. Accordingly, the executives, including Mr. Grady, could only earn 55% of their stated target opportunity for achieving the revenue target and all the MBOs.
The Committee set a baseline plan and a minimum threshold based on fiscal year 2015 forecasted revenue level ($158 million) which the Committee considered to be a rigorous goal at which payouts would commence, given the point in the turnaround. The Committee also set an accelerated payout for performance above fiscal year 2016 plan target revenue to incent and reward employees. Performance was measured and earned quarterly and paid annually.
For fiscal year 2016, the baseline targets and thresholds for revenue were as follows:

The fiscal year 2016 revenue was $184 million, up 16% compared to fiscal year 2015 actual revenue of $159 million, and resulted in an 18.95% achievement score for our PSP.
Fiscal Year 2016 Shared Management Objectives (MBOs)
The MBOs in the MIP, based on 20 possible points, are performance measures against an aggressive set of shared business objectives related to new product introductions, market growth, market penetration, localization of operations and gross margins, as described below:

FY16 MBOs	Points
Penetration in the integrated circuit (IC) packaging market measured by systems placements and qualification	3
Established leadership in the high density interconnect market with first system builds and systems	4
Build and release new picosecond laser and transfer to manufacturing	3
Design and delivery of new low-cost platform for the China market to new customers	5
Development of fulfillment intra-China dock merge and turn-key capability with overall expense reduction	3
Gross Margin	2
Total	20
Due to the significant challenge of achievement at this point in the turnaround, the gross margin MBO incentive provided for a payment opportunity above 20% if gross margin performance was greater than operating plan target. The fiscal 2016 MIP payout for the MBOs was determined to be 14 of the possible 20 points, or 70%, based upon performance and a review of the objectives as of the end of the fiscal year.
The Committee assigned each executive officer, including Mr. Grady, short term incentive targets of 60-100% of base salary to calculate benefits under the MIP. However, for fiscal year 2016, only 55% of target levels could be achieved based on plan performance. Amounts are only payable to individuals still employed on the date of payout. Accordingly, Kerry Mustoe was not eligible for payout under the fiscal year 2016 plan.

The cash incentive program under MIP delivered compensation below fiscal year 2016 target levels for NEOs with a payout of 33%. While formal target incentive opportunities as a percentage of salary align with the 50th percentiles of the peer group, the “effective” targets for fiscal 2016 were below the 25th percentile.
Long-Term Incentive Compensation
As part of the overall compensation philosophy, the Board of Directors and the Committee believes that long-term incentive compensation should be aligned to shareholder and executive interests. The Compensation Committee will continue to evaluate compensation decisions as we move forward in our turnaround phase, focusing on the alignment of executive compensation with shareholder value growth.
In considering potential changes to the executive pay program for fiscal year 2016, the management team and the Committee engaged in thoughtful conversation to determine the appropriate long-term equity vehicle and performance based measures given the phase in the turnaround. After careful consideration, the committee determined that the most appropriate and motivating executive annual long term incentive compensation program for fiscal year 2016 would consist of a mix of 50% of the value in SARs and 50% of the value in TRSUs. The use of SARs was to focus long-term incentive on shareholder value creation through stock price appreciation and the TRSUs to provide retentive value and alignment with shareholder interests at this phase of the turnaround. The annual equity awards in fiscal year 2016 were consistent with the philosophy established by the Committee that awards be at levels approximating the 50th percentile of the compensation peer group.

The Committee believes that this mix of long-term incentive compensation would motivate and the retain talented executives, motivate executives to execute long-term business strategies while achieving near-term financial targets, and align executive performance with the Company's short-term and long-term goals for delivering shareholder value.
Time-based Restricted Stock Unit Awards. TRSUs are intended to serve as a retention incentive for all executives. TRSUs awarded in fiscal year 2016 vest annually over four years, other than those granted to the CEO. The 5,000 TRSUs granted in February 2016 to Messrs. Oldham and DeBakker for recognition of superior performance, expanded responsibility and promotion to Senior Vice President vest on the first anniversary of the date of grant. In recognition of expanded responsibility focused on successful China Strategy and temporary relocation to the region, the grant in February 2016 to Mr. Wong of 4,000 TRSUs vest fifty percent on each of the first two anniversaries of the date of grant. All TRSUs have a “double trigger” in the event of a change in control and are not to be otherwise prorated in the event of termination of employment prior to vesting except in the case of termination due to death or disability.
In considering potential changes to the executive pay program for fiscal year 2017, the Committee determined that a significant portion of long term executive compensation should be based on aggressive performance goals. As a result, the Committee granted a mix of 50% performance-based restricted stock units measured by Relative Total Shareholder Returns and 50% TRSUs to executives.
The Committee believes that these changes continue the effectiveness of the program and are aligned with shareholder interests.
Executive Severance
In connection with her retirement, Ms. Mustoe entered into a separation agreement with the Company pursuant to which she received a payment of $188,626.
Stock Ownership Guidelines
The Company maintains stock ownership guidelines for its executive management and directors.
The stock ownership guidelines for executive management are intended to further motivate executives to focus on Company performance, drive high performance among individuals within the organization overall, and support the Company's compensation philosophy. The stock ownership guidelines require executive management to own and hold a specific number of shares of the Company's common stock with a value determined as follows:
•3x base salary for CEO
•1x base salary for Vice Presidents
The stock ownership guidelines for directors require them to own and hold an amount of common stock determined as a multiple of each director's annual retainer, which is then converted to specific number of shares of the Company's common stock. The guideline for directors is 3x the annual retainer.
Executives will generally have five years to achieve ownership levels. Shares owned outright, employee stock purchase plan shares, and unvested restricted stock units will be included. Vested or unvested stock options and stock appreciation rights are not included. Each of the Company's named executive officers has satisfied the applicable stock ownership guidelines.
Compensation Recovery
Under the Company's 2004 Stock Incentive Plan, the Board of Directors is permitted to suspend the exercise or vesting of an award if it believes a participant, other than a non-employee director, has engaged in certain acts of misconduct harmful to the Company. If it is determined that one of these acts has been committed by the recipient, no options or stock appreciation rights can be exercised by the participant and the restricted stock or restricted stock unit awards previously granted to the participant will be terminated. In addition, if the Board of Directors determines that an executive officer has engaged in an act of embezzlement, fraud, or breach of fiduciary duty that contributed to an obligation to restate the Company's financial statements, the executive officer will be required to repay proceeds from the sale of equity awards within the 12-month period following the first public issuance or filing with the SEC of the financial statements required to be restated.
Anti-Hedging/Anti-Pledging Policy
The Company has adopted an insider trading policy which incorporates anti-hedging and anti-pledging provisions. Consequently, no employee, executive officer or director may enter into a hedge or pledge of the Company's common stock.

Change In Control and Severance Agreements
The Company has Change in Control severance agreements in place for all of the named executive officers. The Committee believes that these agreements could be an important factor in maintaining stability of the management team at a time when there is uncertainty about their continued employment by the Company. The terms of the Change in Control severance agreements for these executive officers were established by the Committee to provide what it believed at the time to be reasonable payments and benefits in the event of termination of employment following a change in control of the Company.
The Change in Control agreements for Messrs. DeBakker and Oldham remain in effect for 24 months following the effective date change of the change in control with severance amount in cash equal to 24 month’s base salary, a lump-sum payment equal to 200% of target bonus and arrangement for 24 month’s medical and dental insurance for the executive and his dependents which are substantially similar to insurance in place immediately prior to the change in control.
The agreements for the other executives, with the exception of Mr. Grady, remain in effect for 24 months following the effective date change of the change in control with severance amount in cash equal to 12 month’s base salary, a lump-sum payment equal to 100% of target bonus and arrangement for 12 month’s medical and dental insurance for the executive and his dependents which are substantially similar to insurance in place immediately prior to the change in control.
These agreements do not include gross-up provisions in the event the change in control payment triggers excise tax. The terms of Mr. Grady’s Change in Control agreement are described in the section on CEO Compensation.
All Change of Control agreements contain a “double trigger” provision that provides payments and benefits only in the event that: (i) ESI is involved in a change of control transaction; and (ii) the executive officer's employment is terminated (or constructively terminated) in connection with the change of control (or, in the case of Mr. Grady, he retires not less than 60 days after the change in control).
See “Potential Payments upon Termination or Change in Control” in this proxy statement for more information regarding these agreements.
Deferred Compensation Plan
Executives can generally elect to defer receipt of up to 50% of their base salary and 100% of their cash incentive compensation and restricted stock grants under the Deferred Compensation Plan. Cash amounts credited to the deferred compensation plan will earn a rate of return based on investment funds selected by the participants from a prescribed menu of investment options. Generally, deferred amounts will be paid in a lump sum upon the date six months after termination of employment, except in the case of retirement, in which case the deferred amounts will be paid in a lump sum or in annual installments for five or 10 years, as elected by the executive. The Company sets aside deferred cash amounts in a grantor trust to cover the Company's obligation to pay deferred compensation.
Directors, executive officers and other eligible employees may defer payment of RSUs granted to them by the Company. Issuance of shares of common stock is under the same terms as cash amounts.
The deferred compensation plan is offered to executives to allow them to defer more compensation than they otherwise would be permitted to defer under a tax-qualified retirement plan, such as the Company's 401(k) retirement plan. The Company offers the deferred compensation plan as a supplement to the 401(k) plan where employee contributions are limited and as a competitive practice to enable it to attract and retain top talent.
Other Benefits
The Company's executive officers are eligible to participate in the 401(k) retirement plan, employee stock purchase plan and health and welfare plans on the same basis as other employees. During fiscal year 2016 the Company’s policy was to match 50% of the first 6% of employee contributions. The Company has not provided perquisites to its executive officers, other than to Mr. Grady.
Deductibility of Compensation
It is the Company's policy to make reasonable efforts to cause executive compensation to be eligible for deductibility under Section 162(m) of the Internal Revenue Code. Under Section 162(m), the federal income tax deductibility of compensation paid to the Company's chief executive officer and to each of its three other most highly compensated executive officers other than its chief financial officer may be limited to the extent that such compensation exceeds $1.0 million in any taxable year. Under Section 162(m), the Company may deduct compensation in excess of $1.0 million if it qualifies as “performance-based compensation,” as defined in Section 162(m).

It is possible that non-qualifying compensation paid to the Company's executives, such as salary and TRSUs, may exceed $1.0 million in a taxable year and therefore limit the deductibility by the Company of a portion of such compensation. The Company believes that all of the stock options, SARs and PRSUs granted to its executives under its shareholder approved plans should qualify under Section 162(m) as performance-based compensation. The Committee may, from time to time, award compensation that will not be deductible for purposes of Section 162(m) if determined to be in the best interests of the Company and its stockholders.
EXECUTIVE COMPENSATION
The following table sets forth information concerning compensation paid to the following officers for services provided to the Company, as well as the aggregate grant date fair value of all equity awards granted in fiscal years 2016, 2015 and 2014:
•The Company’s chief executive officer;
•The Company’s chief financial officer;
•The two other individuals who were serving as executive officers of the Company during fiscal year 2016;
•Kerry Mustoe, who was serving as an executive officer during fiscal 2016 but retired prior to the end of the fiscal year.
All the below individuals, except Kerry Mustoe who retired during the third quarter of fiscal 2016, are referred to hereafter as the “named executive officers.”
SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year (1)	Salary	Bonus	Stock Awards (2)		Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)		Total
Edward C. Grady	2016	$590,000	$—	$957,100	(6)	$66,470	$189,171	$73,462	(16)	$1,876,203
President and Chief Executive Officer	2015	$590,000	$—	$1,185,200	(7)	$759,010	$79,650	$45,632		$2,659,492
	2014	$60,512	$—	$—		$187,881	$—	$—		$248,393

Paul Oldham	2016	$350,000	$—	$271,060	(6)	$242,760	$78,554	$8,186		$950,560
Senior Vice President Administration, Chief Financial Officer and Corporate Secretary	2015	$348,333	$—	$401,463	(8)	$91,251	$32,917	$26,115		$900,079
	2014	$338,333	$—	$249,075	(9)	$—	$—	$28,489		$615,897

Robert DeBakker	2016	$290,000	$—	$175,350	(6)	$144,500	$55,789	$8,145		$673,784
Senior Vice President of Worldwide Operations	2015	$288,000	$—	$265,813	(10)	$50,695	$23,328	$18,054		$645,890
	2014	$277,167	$—	$166,050	(11)	$—	$—	$18,427		$461,644

Bing-Fai Wong	2016	$273,000	$—	$140,280	(6)	$115,600	$52,519	$8,134		$589,533
Vice President of Customer Operations	2015	$271,667	$—	$195,813	(14)	$50,695	$22,005	$18,833		$559,013
	2014	$262,500	$—	$166,050	(15)	$—	$—	$17,217		$445,767

Kerry Mustoe (18)	2016	$155,462	$—	$—		$—	$—	$193,285	(17)	$348,747
Vice President of Finance, Corporate Controller and Chief Accounting Officer	2015	$213,833	$—	$85,325	(12)	$20,278	$17,321	$10,209		$346,966
	2014	$207,167	$—	$55,350	(13)	$—	$—	$12,831		$275,348

(1)
The Company’s fiscal year consists of the 52 or 53 weeks ending on the Saturday nearest March 31. Accordingly, references in this table to fiscal year 2016 are to the 53-week period ended April 2, 2016; references to fiscal year 2015 are to the 52-week period ended March 28, 2015; and references to fiscal year 2014 are to the 52-week period ended March 29, 2014.

(2)
Represents the aggregate grant date fair value of stock awards computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 “Compensation – Stock Compensation” (ASC Topic 718). Awards are valued at the closing market price of the Company’s common stock on the grant date.

(3)
Represents the aggregate grant date fair value of option and stock appreciation right awards computed in accordance with ASC Topic 718. The fair value of options and stock appreciation rights is estimated using the Black-Scholes option pricing model. The assumptions made in determining the grant date fair value of options and stock appreciation rights under ASC Topic 718 are disclosed in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended April 2, 2016. In all fiscal years presented, stock appreciation rights were issued in lieu of options and are explained in the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis.

(4)	Represents payments under the Company’s annual cash incentive plan.

(5)
Except as otherwise indicated, represents the value of dividend equivalent units issued pursuant to the Company’s restricted stock unit awards and 401(k) retirement plan matching contributions made by the Company. The Company suspended the 401(k) retirement plan match effective March 1, 2009 and reinstated it effective January 1, 2011 on a quarterly basis, subject to Company profitability. In May 2014, the Company reinstated the 401(k) retirement plan match effective July 1, 2014, without regard to profitability.

(6)	Represents the aggregate grant date fair value of time-based restricted stock unit awards. No performance-based restricted stock awards were granted in fiscal 2016.

(7)
Represents the aggregate grant date fair value of time-based restricted stock unit awards of $100,200 and performance-based restricted stock awards of $1,085,000 granted in fiscal year 2015 based on achievement at target. The maximum grant date fair value which may be attained for the performance-based restricted stock awards granted in 2015 is $2,170,000.

(8)
Represents the aggregate grant date fair value of fiscal year 2015 grants of time-based restricted stock unit awards of $226,463, May 2014 performance-based restricted stock awards calculated at 0% attainment, and November 2014 performance-based restricted stock awards of $175,000 calculated at 100% attainment; based on the estimated likelihood of achievement. The maximum grant date fair value which may be attained for the performance-based restricted stock awards granted in 2015 is $651,950.

(9)
Represents the aggregate grant date fair value of time-based restricted stock unit awards only; performance-based restricted stock awards granted in fiscal year 2014 are calculated at a 0% attainment rate based on the estimated likelihood of achievement. The maximum grant date fair value which may be attained for this award is $498,150.

(10)
Represents the aggregate grant date fair value of fiscal year 2015 grants of time-based restricted stock unit awards of $125,813, May 2014 performance-based restricted stock awards calculated at 0% attainment, and November 2014 performance-based restricted stock awards of $140,000 calculated at 100% attainment; based on the estimated likelihood of achievement. The maximum grant date fair value which may be attained for the performance-based restricted stock awards granted in 2015 is $447,750.

(11)
Represents the aggregate grant date fair value of time-based restricted stock unit awards only; performance-based restricted stock awards granted in fiscal year 2014 are calculated at a 0% attainment rate based on the estimated likelihood of achievement. The maximum grant date fair value which may be attained for this award is $332,100.

(12)
Represents the aggregate grant date fair value of fiscal year 2015 grants of time-based restricted stock unit awards of $50,325, May 2014 performance-based restricted stock awards calculated at 0% attainment, and November 2014 performance-based restricted stock awards of $35,000 calculated at 100% attainment; based on the estimated likelihood of achievement. The maximum grant date fair value which may be attained for the performance-based restricted stock awards granted in 2015 is $137,100.

(13)
Represents the aggregate grant date fair value of time-based restricted stock unit awards only; performance-based restricted stock awards granted in fiscal year 2014 are calculated at a 0% attainment rate based on the estimated likelihood of achievement. The maximum grant date fair value which may be attained for this award is $110,700.

(14)
Represents the aggregate grant date fair value of fiscal year 2015 grants of time-based restricted stock unit awards of $125,813, May 2014 performance-based restricted stock awards calculated at 0% attainment, and November 2014 performance-based restricted stock awards of $70,000 calculated at 100% attainment; based on the estimated likelihood of achievement. The maximum grant date fair value which may be attained for the performance-based restricted stock awards granted in 2015 is $307,750.

(15)
Represents the aggregate grant date fair value of time-based restricted stock unit awards only; performance-based restricted stock awards granted in fiscal year 2014 are calculated at a 0% attainment rate based on the estimated likelihood of achievement. The maximum grant date fair value which may be attained for this award is $332,100.

(16)	Represents the value of housing plus gross up payments for the associated tax liability in the amount of $71,223 and spousal airfare of $2,239.

(17)	Represents the value 401(k) retirement plan matching contributions made by the Company in the amount of $4,659 and a separation payment amount of $188,626.

(18)	Ms. Mustoe retired on December 18, 2015. The compensation set forth in the table reflects a partial year of service.

FISCAL YEAR 2016 GRANTS OF PLAN-BASED AWARDS
The following table contains information concerning fiscal year 2016 incentive opportunities for the named executive officers and the equity awards granted to the named executive officers in fiscal year 2016.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value ($) (8)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Edward C. Grady	—	$2,006	$590,000	$1,180,000	—	—	—	—		—		—	—
	5/14/15	—	—	—	—	—	—	170,000	(2)	23,000	(6)	$5.63	$1,023,570
Paul Oldham	—	$833	$245,000	$490,000	—	—	—	—		—		—	—
	5/14/15	—	—	—	—	—	—	42,000	(3)	84,000	(7)	$5.63	$479,220
	2/17/16	—	—	—	—	—	—	5,000	(4)	—		$—	34,600
Robert DeBakker	—	$592	$174,000	$348,000	—	—	—	—		—		—	—
	5/14/15	—	—	—	—	—	—	25,000	(3)	50,000	(7)	$5.63	$285,250
	2/17/16	—	—	—	—	—	—	5,000	(4)	—		$—	34,600
Bing-Fai Wong	—	$557	$163,800	$327,600	—	—	—	—		—		—	—
	5/14/15	—	—	—	—	—	—	20,000	(3)	40,000	(7)	$5.63	$228,200
	2/17/16	—	—	—	—	—	—	4,000	(5)	—		$—	27,680

(1)
Represents the incentive for fiscal year 2016 under the Company’s annual executive team bonus plan and estimated payouts at threshold, target and maximum levels of performance. The actual amount earned by each named executive officer for fiscal year 2016 is set forth in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

(2)	Represents RSUs granted on May 14, 2015, which vest 50% on the first and second anniversaries of the date of grant, subject to employment criteria.

(3)	Represents RSUs granted on May 14, 2015, which vest one-fourth annually on the first four anniversaries of the date of grant, subject to employment criteria.

(4)	Represents RSUs granted on February 17, 2016, which vest 100% on the first anniversary of the date of grant, subject to employment criteria.

(5)	Represents RSUs granted on February 17, 2016, which vest 50% on the first and second anniversaries of the date of grant, subject to employment criteria.

(6)	Represents SARs granted on May 14, 2015, which vest 50% on the first and second anniversaries of the date of grant, subject to employment criteria.

(7)	Represents SARs granted on May 14, 2015, which vest one-fourth annually on the first four anniversaries of the date of grant, subject to employment criteria.

(8)
Represents the aggregate grant date fair value of stock awards and options computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 “Compensation – Stock Compensation” (ASC Topic 718). Awards are valued at the closing market price of the Company’s common stock on the grant date. The fair value of options and stock appreciation rights is estimated using the Black-Scholes option pricing model. The assumptions made in determining the grant date fair value of options and stock appreciation rights under ASC Topic 718 are disclosed in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended April 2, 2016. In fiscal 2016, stock appreciation rights were issued in lieu of options and are explained in the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis.

OUTSTANDING EQUITY AWARDS AT END OF FISCAL YEAR 2016
The following table sets forth the information concerning outstanding options (which includes stock appreciation rights) and unvested restricted stock units held by the named executive officers at April 2, 2016.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Edward C. Grady	42,569	(3)	21,284	(3)	—	$9.24	2/22/2024	170,000	(15)	$1,229,100	1,567	(22)	$11,328
	116,667	(4)	233,333	(4)	—	$7.00	11/17/2024	—		$—	—		$—
	—		23,000	(5)	—	$5.63	5/13/2025	—		$—	—		$—
Paul Oldham	80,000	(6)	—		—	$18.11	1/6/2018	23,978	(16)	$173,361	11,626	(23)	$84,052
	15,000	(7)	—		—	$15.78	5/14/2018	17,438	(17)	$126,077	253	(24)	$1,827
	90,000	(8)	—		—	$7.26	5/13/2019	7,750	(18)	$56,034	—		$—
	17,000	(9)	—		—	$13.84	5/12/2020	42,000	(19)	$303,660	—		$—
	18,000	(10)	—		—	$18.02	5/11/2021	5,000	(20)	$36,150	—		$—
	11,250	(11)	33,750	(11)	—	$6.71	5/14/2024	—		$—	—		$—
	—		84,000	(12)	—	$5.63	5/13/2025	—		$—	—		$—
Robert DeBakker	35,000	(13)	—		—	$19.20	5/24/2016	15,985	(16)	$115,572	6,459	(23)	$46,695
	14,000	(14)	—		—	$22.03	7/24/2017	9,688	(17)	$70,042	202	(24)	$1,462
	12,000	(7)	—		—	$15.78	5/14/2018	4,305	(18)	$31,125	—		$—
	50,000	(8)	—		—	$7.26	5/13/2019	25,000	(19)	$180,750	—		$—
	11,000	(9)	—		—	$13.84	5/12/2020	5,000	(20)	$36,150	—		$—
	8,000	(10)	—		—	$18.02	5/11/2021	—		$—	—		$—
	6,250	(11)	18,750	(11)	—	$6.71	5/14/2024	—		$—	—		$—
	—		50,000	(12)	—	$5.63	5/13/2025	—		$—	—		$—
Bing-Fai Wong	8,667	(13)	—		—	$19.20	5/24/2016	15,985	(16)	$115,574	6,459	(23)	$46,695
	3,250	(7)	—		—	$15.78	5/14/2018	9,688	(17)	$70,042	101	(24)	$731
	40,000	(8)	—		—	$7.26	5/13/2019	4,305	(18)	$31,125	—		$—
	11,000	(9)	—		—	$13.84	5/12/2020	20,000	(19)	$144,600	—		$—
	12,000	(10)	—		—	$18.02	5/11/2021	4,000	(21)	$28,920	—		$—
	6,250	(11)	18,750	(11)	—	$6.71	5/14/2024	—		$—	—		$—
	—		40,000	(12)	—	$5.63	5/13/2025	—		$—	—		$—

(1)
The reported option exercise prices reflect an adjustment to outstanding option and SAR grants as provided for under the company's 2004 Stock Incentive Plan resulting from the company's issuance of a special one-time dividend of $2.00 per share, paid on December 27, 2012 to shareholders of record as of the close of business on December 13, 2012.  As approved by the Compensation Committee of the Board of Directors of the Company, the option exercise prices of all outstanding awards were adjusted downward on January 30, 2013 to preserve their value. For options with an exercise price of $11.70 or less, the exercise price was reduced by $0.88. For options with an exercise price greater than $11.70, the exercise price was reduced by $0.80.

(2)	Based on closing stock price on April 2, 2016 of $7.23. PRSUs are shown at the minimum attainable thresholds; see each respective footnote for threshold discussions.

(3)
Stock-settled stock appreciation right granted on February 23, 2014 and becomes exercisable for one third of the shares on each of the first three anniversaries of the grant date, subject to employment criteria.

(4)
Stock-settled stock appreciation right granted on November 18, 2014 and becomes exercisable for one-third of the shares annually on the 18th of May starting in 2015 through 2017, subject to employment criteria.

(5)
Stock-settled stock appreciation right granted on May 14, 2015 and becomes exercisable for one-half of the shares annually on the 14th of May starting in 2016 through 2017, subject to employment criteria.

(6)	Option granted on January 7, 2008 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date.

(7)	Option granted on May 15, 2008 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date.

(8)	SARs granted on May 14, 2009 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date, subject to employment criteria.

(9)	SARs granted on May 13, 2010 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date, subject to employment criteria.

(10)	SARs granted on May 12, 2011 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date, subject to employment criteria.

(11)	SARs granted on May 15, 2014 and becomes exercisable for 25% of the shares on each of the first four anniversaries of the grant date, subject to employment criteria.

(12)	SARs granted on May 14, 2015 and becomes exercisable for 25% of the shares on each of the first four anniversaries of the grant date, subject to employment criteria.

(13)
Option granted on May 24, 2006 and became 100% vested on May 26, 2006. The shares underlying the option were subject to sale restrictions that lapsed as to one-third of the shares on each of the first three anniversaries of the grant date.

(14)	Option granted on July 25, 2007 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date.

(15)	RSUs granted on May 14, 2015 and vest 50% on each of the first and second anniversaries of the date of grant, subject to employment criteria.

(16)
RSUs granted on May 9, 2013 and vest 100% on May 9, 2016, subject to employment criteria. The number of unvested shares includes dividend equivalent RSUs issued on the Company’s dividend payment dates pursuant to the terms of the Company’s RSUs.

(17)
RSUs granted on May 15, 2014 and vest one-fourth of the shares on each of the first four anniversaries of the grant date, subject to employment criteria. The number of unvested shares includes dividend equivalent RSUs issued on the Company’s dividend payment dates pursuant to the terms of the Company’s RSUs.

(18)
RSUs granted on May 15, 2014 and vest one-third of the shares on each of the first three anniversaries of the grant date, subject to employment criteria. The number of unvested shares includes dividend equivalent RSUs issued on the Company’s dividend payment dates pursuant to the terms of the Company’s RSUs.

(19)	RSUs granted on May 14, 2015 and vest 25% annually on each of the first four anniversaries of the date of grant, subject to employment criteria.

(20)	RSUs granted on February 17, 2016 and vest 100% on the first anniversary of the date of grant, subject to employment criteria.

(21)	RSUs granted on February 17, 2016 and vest 50% on the first two anniversaries of the date of grant, subject to employment criteria.

(22)
PRSUs granted on November 18th, 2014, subject to employment criteria and based on two performance goals. Vesting of one-half of the PRSUs is based on the Company's revenues in fiscal 2017 and one-half vest based on the Company's non-GAAP operational income before taxes ("OIBT") as a percentage of revenue in fiscal 2017. Of the PRSUs vesting based on Company's revenue goal, vesting starts at revenues of $225 million with vesting linear up to revenues of $275 million, at which level 100% vesting occurs. Additional shares vest linearly based on revenues between $275 million and $385 million, at which level the maximum vesting of 200% occurs. Of the PRSUs vesting based on Company's OIBT as a percentage of revenue, vesting starts on OIBT of 2% with vesting linear up to OIBT of 6%, at which level 100% vesting occurs. Additional shares vest linearly based on OIBT between 6% and 10%, at which level the maximum vesting of 200% occurs. No shares shall vest under either performance measure unless the minimum vesting threshold has been attained for both performance measures.

(23)
PRSUs granted on May 15th, 2014, subject to employment criteria. Vesting under these awards is based on return on net assets ("RONA") performance goal, which is calculated as non-GAAP operating income for a given fiscal year (which excludes stock compensation expense, purchase accounting and other one-time charges, but includes charges related to inventory) divided by the average of the net assets (other than cash and assets acquired in acquisitions by ESI after the date of grant) at the end of each quarter in the fiscal year. Vesting of one-third of the PRSUs is based on the Company's RONA in each of the fiscal years 2015 through 2017. Of the PRSUs vesting based on fiscal 2015 RONA, 50% vest on RONA equal to 0%, 100% vest on RONA equal to 3% and 200% maximum vest on RONA equal to 4%. There is no vesting below the 50% vesting threshold. Of the PRSUs vesting based on fiscal 2016 RONA, 50% vest on RONA equal to 10%, 100% vest on RONA equal to 18% and 200% maximum vest on RONA equal to 21%. Of the PRSUs vesting based on fiscal 2017 RONA, 50% vest on RONA equal to 20%, 100% vest on RONA equal to 35% and 200% maximum vest on RONA equal to 42%. Vesting is linear for achievement between the 50% and 100% vesting levels and between the 100% and 200% vesting levels.

(24)
PRSUs granted on November 18, 2014, subject to employment criteria and vest based on the Company's revenues in fiscal 2017. Vesting starts at revenues of $225 million with vesting linear up to revenues of $275 million, at which level 100% vesting occurs. Additional shares vest linearly based on revenues between $275 million and $385 million, at which level the maximum vesting of 200% occurs. No shares vest unless OIBT in fiscal 2017 is at least 2%.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2016
The following table sets forth information with respect to options that were exercised and stock awards that vested with respect to the named executive officers in fiscal year 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized ($)
Edward C. Grady	—	—	—	$—
Paul Oldham	—	—	36,106	$200,986
Robert DeBakker	—	—	22,567	$125,561
Bing-Fai Wong	—	—	22,698	$126,294

FISCAL YEAR 2016 NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Fiscal Year 2016	Registrant Contributions in Fiscal Year 2016	Aggregate Earnings in Fiscal Year 2016	Aggregate Withdrawals/ Distributions	Aggregate Balance at 3/31/16
	($)	($)	($) (1)	($)	($)
Edward C. Grady	$430,368	—	$70,732	—	$921,074	(2)
Paul Oldham	—	—	—	—	—
Robert DeBakker	—	—	—	—	—
Kerry Mustoe (3)	$43,217	—	$(3,951)	—	$408,757	(2)
Bing-Fai Wong	$55,243	—	$8,186	—	$483,970	(2)

(1)	These amounts are not included in the Summary Compensation Table for fiscal year 2016 because plan earnings were not preferential or above market.

(2)	Aggregate balance includes amounts reported as part of non-equity incentive plan compensation in the Summary Compensation Table for previous fiscal years.

(3)	Ms. Mustoe retired from her position on December 18, 2015. Contributions will be distributed per the plan provisions for retirement.
Under the Company’s nonqualified deferred compensation plan, executives can generally elect to defer receipt of up to 50% of their salary and 100% of their bonuses. Cash amounts credited to the deferred compensation plan will earn a rate of return based on investment funds selected by the participants from a prescribed menu of investment options. Generally, deferred amounts will be paid in a lump sum upon termination, except in the case of retirement, in which case the deferred amounts will be paid in a lump sum or in annual installments for up to ten years, as elected by the executive. Officers and other eligible employees may also defer payment of restricted stock units granted to them by the Company. Payment will be in shares of Company common stock under the same terms as cash amounts. The Company has set aside amounts in a grantor trust to cover the Company’s obligation to pay deferred compensation.
EQUITY COMPENSATION PLAN INFORMATION
Set forth in the table below is certain information regarding the number of shares of common stock that was subject to outstanding stock options (which includes stock appreciation rights) or other compensation plan grants and awards at April 2, 2016.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	3,638,391	(1)(2)	$8.72	1,460,624 (3)
Equity compensation plans not approved by security holders	100,000	(4)	$18.67	—
Total	3,738,391		$8.99	1,460,624

(1)	Consists of restricted stock unit grants, options and stock appreciation rights outstanding under the 2004 Stock Incentive Plan.

(2)	Includes 1,482,791 restricted stock units which will vest only if specific performance or service measures are met.

(3)	Includes 622,276 shares available for issuance under the 1990 Employee Stock Purchase Plan.

(4)	Consists of stock options awarded as inducement grants to Paul Oldham at the time of his hire in 2008 and options outstanding under the 2000 Stock Option Plan.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Severance and Change in Control Compensation
The Company has entered into agreements and maintains plans that will require the Company to provide compensation to certain named executive officers of the Company in the event of a termination of employment under various circumstances.
At April 2, 2016, the Company was party to change in control severance agreements with Edward C. Grady, Robert DeBakker, Paul Oldham and Bing-Fai Wong. Under the terms of these agreements, the officer is entitled to change in control benefits if he is terminated by the Company other than for cause, disability or retirement or if he terminates employment for good reason or, in the case of Mr. Grady, he retires not less than 60 days after the change in control. “Cause” generally includes willful and continued failure to perform duties, the conviction of guilty or entering of a no contest plea to a felony that is materially injurious to the Company and the commission of an act that constitutes gross negligence or gross misconduct. “Good reason” generally includes a diminution of position or responsibilities, a reduction in base salary, bonus or incentive opportunity and a requirement to be based more than 50 miles from the principal office at which the executive was based immediately prior to the change in control.
Under these agreements, a “change in control” includes the following:

•
Any merger or other reorganization of the Company where the holders of the outstanding voting securities immediately prior to the merger or reorganization do not continue to hold at least 50% of voting securities after the merger or reorganization;

•	The sale of substantially all of the assets or the liquidation or dissolution of the Company;

•
The nomination and election in a two-year period of a majority of directors by persons other than the incumbent directors, unless each new director elected during the two-year period was nominated or elected by two-thirds of the incumbent directors then in office and voting; and

•	The acquisition by any person of 50% or more of the Company’s outstanding voting securities.
The Company amended and restated the change in control severance agreements with Messrs. DeBakker and Oldham after the end of fiscal 2015 and extended the agreements to other members of the executive staff, including the other named executive officers other than Mr. Grady. The primary effect of the new agreements for Mssrs. Oldham and DeBakker was to increase the payments for base salary and bonus from 12 to 24 months and 100% to 200%, respectively, and to eliminate the 280G gross-ups.
The table below sets forth the estimated benefits payable to each named executive officer under the following scenarios: (i) change in control of the Company on April 2, 2016, with (a) no termination of employment and (b) original awards or replacement awards continuing to vest per the original terms; (ii) change in control of the Company on April 2, 2016, and the named executive officer’s employment is involuntarily terminated by the Company without cause or terminated by the named executive officer for good reason on April 2, 2016; and (iii) no change in control of the Company, and the named executive officer’s employment is involuntarily terminated by the Company without cause or terminated by the named executive officer for good reason on April 2, 2016.

	Compensation				Benefits and Perquisites	280G Gross-up Payment	Total
Name	Base Salary	Cash Bonus Plan	Stock Options Unvested/ Accelerated (1)	Restricted Stock Units Unvested/ Accelerated	Post-termination Health Benefits
1. Change in control – no employment termination and replacement award issued or original award continues vesting
Paul Oldham (2)	$—	$245,000	$—	$—	$—	$—	$245,000
Robert DeBakker (2)	$—	$174,000	$—	$—	$—	$—	$174,000
Bing-Fai Wong (2)	$—	$163,800	$—	$—	$—	$—	$163,800
Edward C. Grady (2)	$—	$590,000	$—	$—	$—	$—	$590,000
2. Change in control – involuntary termination without cause or termination with good reason
Paul Oldham (2)	$700,000	$490,000	$—	$1,046,087	$31,462	$—	$2,267,549
Robert DeBakker (2)	$580,000	$348,000	$—	$673,194	$31,462	$—	$1,632,656
Bing-Fai Wong (2)	$273,000	$163,800	$—	$556,733	$15,731	$—	$1,009,264
Edward C. Grady (2)	$1,180,000	$590,000	$—	$2,361,865	$5,611	$—	$4,137,476
3. No change in control – involuntary termination without cause or termination with good reason
Paul Oldham (2)	$—	$—	$—	$—	$—	$—	$—
Robert DeBakker (2)	$—	$—	$—	$—	$—	$—	$—
Bing-Fai Wong (2)	$—	$—	$—	$—	$—	$—	$—
Edward C. Grady (2)	$—	$—	$—	$—	$—	$—	$—

(1)	This column records the value of accelerated stock options, which includes stock appreciation rights.

(2)	Named Executive Officers with Change in Control Agreements

a.
Base Salary: Upon involuntary termination without cause or termination for good reason by the executive within 24 months of a change in control (12 months in the case of Mr. Grady), payment of two times the annual base salary at the rate in effect immediately prior to the termination (one times in the case of Mr. Wong), with one-half (one-quarter in the case of Mr. Grady) payable in six monthly installments and the balance paid in a lump sum six months after the date of termination.

b.
Cash Bonus: Upon a change in control while executive is employed, lump sum payment of one times the greater of the target bonus or the performance against bonus criteria is due within 30 days of a change in control. Upon involuntary termination without cause or termination for good reason by the executive within 24 months of a change in control (in the case of Mr. Grady 12 months and includes retirement no less than 60 days following the change in control), payment of two times (one times in the case of Messrs. Grady and Wong) the annual target cash bonus is due 6 months after termination. Amounts in the table are based on target amounts.

c.	Equity-based Awards: Amounts in the table are based on the closing stock price on April 2, 2016 of $7.23 and the number of stock options or restricted stock units for which vesting is accelerated.

i.	Stock Options (includes stock appreciation rights)

1.	Upon a change in control with no termination, all options will continue to vest per the original terms unless the Board of Directors elects to accelerate vesting.

2.
Upon involuntary termination without cause or termination by the executive for good reason within 24 months (12 months in the case of Mr. Grady) following a change in control, all options will immediately vest.

3.
Upon involuntary termination without cause or termination by the executive for good reason, if no change in control has occurred, the option may be exercised only to the extent that it is vested at termination.

ii.	Restricted Stock Unit Awards

1.	Upon a change in control with no termination, all awards will continue to vest per the original terms unless the Board of Directors elects to accelerate vesting.

2.
Upon involuntary termination without cause or termination by the executive for good reason within 24 months following a change in control, all awards will immediately vest. Performance-based restricted stock units will be immediately adjusted based upon deemed attainment of target performance or actual performance, if greater, and will immediately vest. Deemed attainment of 100% was used for calculations in this table.

3.
Upon involuntary termination without cause or termination by the executive for good reason, if no change in control has occurred, awards will be cancelled to the extent they are unvested at termination. Upon retirement in accordance with the Company’s retirement policy and if no change of control has occurred, all awards will immediately vest by a pro rata percentage. Retirement provisions are not used for calculation in this table.

d.
Other Benefits: Upon involuntary termination without cause or termination for good reason by the executive within 24 months of a change in control (12 months in the case of Mr. Grady) 24 months of health and dental insurance will be provided to the executive and his covered dependents (12 months in the case of Messrs. Grady and Wong).

e.	Tax Gross-Up: These agreements do not include any gross-up provisions in the event the change in control payment triggers excise tax.

f.
Double trigger: All Change of Control agreements contain a "double trigger" provision that provides payments and benefits only in the event that: (i) ESI is involved in a change of control transaction; and (ii) the executive officer's employment is terminated (or constructively terminated) in connection with the change of control (or, in the case of Mr. Grady, he retires not less than 60 days after the change in control).

Other Benefits Triggered upon Termination due to Death or Disability
At fiscal year-end 2016, the named executive officers held outstanding options (including stock appreciation rights) and unvested restricted stock units as set forth in the Outstanding Equity Awards table above. The stock option and stock appreciation rights agreements governing all options and stock appreciation rights provide that if an optionee’s employment terminates because of death or total disability, the option may be exercised at any time before the expiration date of the award or the date 12 months after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination. Restricted stock unit agreements provide for prorated acceleration of the award if the executive ceases to be an employee by reason of death or total disability.
The following table shows the values of the restricted stock units, stock options and stock appreciation rights that would have accelerated vesting if the named executive officer’s employment had terminated as of April 2, 2016 due to death or disability.

Named Executive Officer	Death or Disability (1)
Edward Grady	$1,015,576
Paul Oldham	$525,225
Robert DeBakker	$333,679
Bing-Fai Wong	$291,860

(1)	Amounts in this column represent the number of restricted stock unit shares with accelerated vesting, multiplied by the closing market price of the Company’s common stock on April 2, 2016 of $7.23.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal period ended April 2, 2016 and the Company’s proxy statement for the 2016 annual meeting.
By the Compensation Committee:
Frederick A. Ball, Chairman
John Medica
Richard H. Wills

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Compensation Committee consisted of directors Frederick A. Ball (Chairman), Richard H. Wills and John Medica at the end of the last completed fiscal year. No Compensation Committee member is or has been an employee of the Company or has any other material relationship with the Company.
REPORT OF THE AUDIT COMMITTEE
The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, internal control and financial reporting practices of the Company. A current copy of the Audit Committee Charter is available on the Company’s website at www.esi.com.
The Audit Committee oversees the Company’s accounting and financial reporting processes on behalf of the Board of Directors and oversees the audits of the Company’s consolidated financial statements and internal control over financial reporting. Management has the primary responsibility for the financial statements and the reporting processes including the system of internal controls.
The Audit Committee has the sole authority to engage and dismiss the Company’s independent auditing firm. In latter half of fiscal 2015, representatives of Deloitte & Touche, LLP (“Deloitte”) approached management and expressed Deloitte’s interest in becoming the Company’s independent auditor. Members of management and Deloitte subsequently met several times to discuss Deloitte’s expertise and approach to conducting audits. Management kept the Audit Committee informed of the discussions with Deloitte. The Audit Committee met with representatives of Deloitte in May 2015, where Deloitte made a presentation regarding the firm, the proposed audit team and its approach to conducting audits. Based on this presentation and discussions with the Deloitte representatives and management, the Audit Committee decided to conduct a competitive process between Deloitte and KPMG LLP, the Company’s existing independent auditor. As the culmination of this process, in August 2015 representatives of each firm met with the Audit Committee, both with and without members of management present. After these meetings, the Audit Committee decided to change the Company’s independent auditor from KPMG LLP to Deloitte. KPMG LLP had been the Company’s auditor for around 15 years and rotation of auditors was a factor considered in the decision to change to Deloitte.
The Audit Committee reviews each of the Company’s quarterly and annual reports, including Management’s Discussion and Analysis of Financial Condition and Results of Operations. As part of this review, the Audit Committee discusses the reports with the Company’s management and considers the audit reports prepared by the independent registered public accounting firm about the Company’s annual report, as well as related matters such as the quality of the Company’s accounting principles, alternative methods of accounting under Generally Accepted Accounting Principles and the preferences of the independent registered public accounting firm in this regard, the Company’s critical accounting policies and the clarity and completeness of the Company’s financial and other disclosures.
The Audit Committee reviewed management’s report on internal control over financial reporting, required under Section 404 of the Sarbanes-Oxley Act of 2002 and related rules. As part of this review, the Audit Committee reviewed the bases for management’s conclusions and the report of the independent registered public accounting firm on internal control over financial reporting. Throughout the fiscal year ended April 2, 2016, the Audit Committee reviewed management’s plan for documenting and testing controls, particularly the plan to remediate the material weaknesses identified in fiscal 2015, and the results of testing, any deficiencies discovered and the planned or actual remediation of the deficiencies. Based on this review, the Audit Committee agrees with management's assessment that the material weaknesses identified in fiscal 2015 were remediated as of April 2, 2016.
The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal and disclosure controls and the overall quality of the Company’s financial reporting.
In connection with the Company’s audit of the consolidated financial statements and internal control over financial reporting for the fiscal year ended April 2, 2016, the Audit Committee (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committee) and Rule 2-07 of Regulation S-X, as adopted by the Public Company Accounting Oversight Board (PCAOB); and (3) received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors' communications with the Audit Committee concerning independence and discussed with the independent auditors the independent auditors’ independence.

Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 2, 2016 for filing with the Securities and Exchange Commission.
By the Audit Committee:
Raymond A. Link, Chairman
Laurence E. Cramer
Robert R. Walker

PRINCIPAL ACCOUNTING FEES AND SERVICES
The following table shows the fees billed or accrued to the Company for the audit and other services provided in fiscal year 2016 by Deloitte & Touche LLP and fiscal year 2015 by KPMG LLP, the Company’s principal accounting firms in 2016 and 2015, respectively.

	2016	2015
Audit Fees (1)	$722,597	$1,127,000
Tax Fees (2)	$21,953	$15,000
Totals	$744,550	$1,142,000

(1)
Audit Fees represent fees for professional services performed in connection with the audit of the Company’s financial statements, including reviews of interim financial statements included in Form 10-Q and registration statements, and the audit of the Company’s internal control over financial reporting.

(2)	Tax Fees represent fees billed for tax compliance, tax advice and tax planning.
All services to be provided by Deloitte & Touche LLP are required to be approved by the Audit Committee in advance. The audit services are approved annually. These services include, but are not limited to, the annual financial statement audit, the annual audit of internal control over financial reporting, reviews of consolidated quarterly condensed financial statements as reported on Form 10-Q and review of registration statements filed by the Company. With respect to services other than audit services, at least annually, the independent auditor submits to the Audit Committee for its approval the anticipated engagements for the ensuing year, either at the time the Audit Committee reviews and approves the annual audit engagement, or at a time specifically scheduled for reviewing such other services. Quarterly, and in conjunction with the Audit Committee’s regularly scheduled meetings, the independent auditor presents to the Audit Committee for pre-approval any proposed engagements not previously reviewed and approved. In the event that an audit or non-audit service requires approval before the next regularly scheduled meeting of the Audit Committee, the auditor must contact the Chairman of the Audit Committee to obtain such approval. The approval must be reported to the Audit Committee at its next regularly scheduled meeting.

PROPOSAL 2: APPROVAL OF AMENDMENT TO 2004 STOCK INCENTIVE PLAN
The Board of Directors Recommends a Vote “For” This Proposal

The Company is asking the shareholders to approve an amendment to the 2004 Stock Incentive Plan (the “Plan”). The material terms of the Plan are described below, and a complete copy of the Plan is attached to this Proxy Statement as Appendix A.
Our overall compensation objective is to compensate our executives and other employees in a manner that attracts and retains talented executives; motivates executives to execute long-term business strategies while achieving near-term financial targets; and aligns executive performance with the Company's short-term and long-term goals for delivering shareholder value.
To achieve these objectives, we historically have provided a significant portion of our key employees’ total compensation in the form of equity awards through our equity incentive programs, the value of which depends on our stock performance. Our goal is for equity awards to continue to represent a significant portion of our employees’ total compensation. We believe this approach helps to encourage long-term focus and commitment from our employees and provides for alignment with shareholder interests. Equity awards are also an important retention tool for key employees as awards generally are subject to vesting over an extended period of time subject to continued service with the Company.
Reserving Shares Available for Granting Equity Awards is Important for Meeting our Future Compensation Needs.
We believe we must continue to use equity awards to help attract, retain and motivate employees to continue to grow our business and ultimately increase shareholder value as we compete for a limited pool of talented people and face challenges in hiring and retaining such talent. A significant portion of the compensation for our senior officers is in the form of equity compensation. In addition, approximately 457 of our regular, full-time employees are eligible to receive equity awards as of April 2, 2016. If the proposed amendment is approved, we expect that the share reserve increase will allow us to continue to grant stock-based compensation at levels we deem appropriate for approximately the next 3 years, depending on facts and circumstances, and we would not expect to have to restructure our existing compensation programs for reasons that are not directly related to the achievement of our business objectives. To remain competitive without stock-based compensation arrangements, it would likely be necessary to replace components of compensation previously awarded in equity with cash compensation. We do not believe increasing cash compensation to make up for a shortfall in equity compensation would be practical or advisable, primarily because the Company believes that equity awards provide a more effective compensation strategy than cash alone for aligning employees’ and stockholders’ interests. In addition, any significant increase in cash compensation in lieu of equity awards could substantially increase our operating expenses and reduce our cash flow from operations, which could adversely affect our business results and could adversely affect our business strategy, including using cash flow for research and development of innovative new products, and improvements in the quality and performance of existing products.
We Manage Our Equity Incentive Program Carefully.
We manage our long-term stockholder dilution by limiting the number of equity awards granted for each of our fiscal years and granting what we believe to be the appropriate number of equity awards needed to attract, reward and retain employees.
Outstanding Awards
The following table shows information regarding all outstanding options and unvested restricted stock units, as well as all available shares, under all of the Company's equity plans as of the record date of June 15, 2016.

Outstanding Awards for All Plans
Outstanding Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Unvested Time-based Restricted Stock Units Outstanding	Unvested Performance-based Restricted Stock Units Outstanding	Number of Shares available for Grant under the 2004 Stock Incentive Plan
1,964,732	$9.30	5.56	1,209,309	595,987	337,328
Grants and earned amounts for each award type for the past three years are summarized in the table below:

Historical Equity Grants (total Company)
Fiscal Year	Options & SARs Granted	Granted PRSUs	Earned PRSUs	Granted TRSUs	Earned TRSUs
2016	467,000	—	—	737,200	360,349
2015	634,523	422,500	—	459,295	672,930
2014	63,853	196,000	—	465,789	299,538
The following table shows the historical burn-rate for all of the Company's equity plans. The Company applies a multiple of 2.5 to each restricted stock unit award to simulate the option value of full value awards:

Historical Burn Rate (total Company)
Fiscal Year	Options & SARs Granted	Full-Value Shares Granted	Total Granted (full-value at 2.5x)	Weighted Average Common Shares Outstanding	Burn Rate
2016	467,000	742,792	2,323,980	31,411,000	7.4%
2015	634,523	459,529	1,783,346	30,611,000	5.8%
2014	63,853	616,934	1,606,188	29,974,000	5.4%
The Company's three-year average burn-rate of 6.2% is less than the average burn rate for our industry of 6.4%. During the first quarter of fiscal 2017, the Company granted 690,500 shares, of which 195,000 shares are performance based RSUs using a total shareholder return metric and 495,500 were time-based RSUs, related to the fiscal 2017 grant cycle. Additionally, approximately 72,000 shares of time-based RSUs for Board grants which have historically been granted in May will be granted in August concurrent with the Annual Meeting date. The Company regularly evaluates the effectiveness and appropriateness of its equity plans and believes the historical grant levels are indicative of the grants required to retain and motivate talented employees. As of June 15, 2016, the Company had 337,328 shares remaining available to issue under the plan, which is insufficient to fund the plan for the next year.

We are seeking approval of the following amendments of the Plan:

•
Increasing the number of shares available for award grants under the Plan. As of June 15, 2016, 337,328 shares were available for award grants under the Plan. The proposed amendment increases the number of shares available for award grants under the Plan by 2,750,000 shares.

•
Prohibiting liberal share recycling for restricted stock and restricted stock units. The Plan currently provides that shares withheld to satisfy tax obligations related to restricted stock and restricted stock unit awards are available for issuance under the Plan. The proposed amendment would eliminate this ability to recycle those shares.

•	Eliminating the ability to issue reload options. The Plan currently permits reload options. The proposed amendment removes this provision.

•
Clarifying that options and stock appreciation rights cannot be issued for less than 100% of the fair market value, cannot have a term in excess of ten years and cannot be transferred for value. The proposed amendment makes clear that no option or stock appreciation right can have an exercise price less than 100% of fair market value on the date of grant or a term in excess of ten years. The proposed amendment also adds a blanket prohibition on transferring options and stock appreciation rights for cash or property.

•
Minimum vesting period for stock options and stock appreciation rights. The proposed amendment prohibits stock options and stock appreciation rights from vesting in less than twelve months after the date of grant, subject to a carve-out equal to five percent of the shares reserved for issuance under the Plan.

•
Expanded repricing prohibition. The proposed amendment expands the prohibition on repricing options and stock appreciation rights without shareholder approval to include cancellation of an option or stock appreciation right in exchange for cash.

•
Eliminating discretion to accelerate vesting. The proposed amendment eliminates Board discretion to accelerate vesting of an award other than in the case of death or disability or in connection with a change in control.

•
Increasing the annual per employee share limitation for restricted stock and restricted stock units. The Plan currently limits grants of restricted stock or restricted stock units to any single employee in any calendar year to 400,000 shares. The proposed amendment increases the annual limit to 650,000, which reflects the size of an award that may be necessary when the Company hires a new CEO, particularly if the award contains performance-based restricted stock units.

•
Increasing the maximum number of shares that qualify as to performance-based awards under Section 162(m) of the Internal Revenue Code. The Plan permits grant of performance-based awards which are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. All or part of these awards will be earned if performance goals are achieved. The Plan currently contains an annual limit of 400,000 shares per participant with respect to these types of awards. The proposed amendment would increase this annual limit to 650,000 shares to coincide with the increased annual limit for restricted stock and restricted stock units.

Description of 2004 Stock Incentive Plan

Eligibility. Employees, officers, directors, non-employee agents, consultants, advisors and independent contractors of the Company or any subsidiary or parent of the Company are eligible to participate in the Plan. Approximately 457 persons are currently eligible to receive awards under the Plan.

Shares Available. As of June 15, 2016, 337,328 shares were available for award grants under the Plan. In this proposal we are requesting an increase of 2,750,000 shares available for the Plan.

Administration. The Plan is administered by the Board of Directors. The Board of Directors has delegated to the Compensation Committee substantially all authority for administration of the Plan, except that only the Board of Directors may amend, modify or terminate the Plan. The Board of Directors has also delegated authority to a committee consisting of the CEO (who is also a director) to grant awards to non-officer employees within limits and a budget pre-approved by the Board of Directors. For purposes of the description of the Plan, the term “Administrator” means the Board of Directors, the Compensation Committee or the committee consisting of the CEO, as the case may be.

Term of Plan; Amendments. The Plan will continue until all shares available for issuance under the Plan have been issued and all restrictions on such shares have lapsed. However, no awards of incentive stock options will be made under the Plan on or after the 10th anniversary of shareholder approval of the proposed amendment or the last action by the Board of Directors approving or reapproving the Plan, which action is subsequently approved within 12 months by the shareholders. The Board of Directors may at any time modify or amend the Plan in substantially any respect; however, no change in an award already granted shall be made without the written consent of the award holder if the change would adversely affect the holder.

Types of Awards. The Plan permits the grant of incentive stock options, non-statutory stock options, stock bonuses (which includes restricted stock units), performance-based awards, and restricted stock.

Stock Options. The Administrator determines the persons to whom options are granted, the option price, the number of shares subject to each option, the period of each option and the time or times at which the options may be exercised and whether the option is an ISO, or an option other than an ISO (“Non-Statutory Stock Option” or “NSO”). The option price cannot be less than the fair market value of the Common Stock covered by the option on the date of grant. No option may have a term exceeding 10 years. Options are exercisable in accordance with the terms of an option agreement entered into at the time of grant. No employee may receive options and/or stock appreciation rights for more than an aggregate of 500,000 shares in any calendar year, provided that to the extent that the annual limitation is not used in any calendar year for an employee, any shares not used will be added to the number of shares for which options and/or stock appreciation rights may be granted to that employee in any future year. Options may not be repriced without prior shareholder approval. The proposed amendment prohibits vesting of stock options and stock appreciation rights in less than twelve months after the date of grant, subject to an aggregate carve-out for options and stock appreciation rights up to five percent of the shares reserved for issuance under the Plan.

Restricted Stock. The Plan provides that, subject to certain minimum restriction periods, the Administrator may issue restricted stock in such amounts, for such consideration, and subject to such terms, conditions and restrictions as the Administrator may determine. Restricted Stock Awards that vest based on the passage of time may not vest in less than three years at a rate not to exceed one-third annually. No employee may receive restricted stock or restricted stock units for more than an aggregate of 400,000 shares in any calendar year, provided that to the extent that the annual limitation is not used in any calendar year for an employee, any shares not used will be added to the number of shares for which restricted stock or restricted stock units rights may be granted to that employee in any future year. The proposed amendments would increase this annual limit to 650,000 shares.

Performance-Based Awards. The Administrator may grant performance-based awards denominated either in Common Stock or in dollar amounts. All or part of the awards will be earned if performance goals established by the Administrator for the period covered by the award are met and the employee satisfies any other restrictions established by the Administrator. The performance goals may be expressed as one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any subsidiary, division or other unit of the Company: earnings, earnings per share, stock price increase, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on capital, economic value added, sales, revenues, operating income, inventories, inventory turns, cash flows, or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, restructuring and special charges, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence. Performance-based awards may be paid in cash or Common Stock and may be made as awards of restricted shares subject to forfeiture if performance goals are not satisfied. No employee may be granted in any fiscal year performance-based awards denominated in Common Stock under which the aggregate amount payable under the awards exceeds the equivalent of 400,000 shares of Common Stock or performance-based awards denominated in dollars under which the aggregate amount payable under the awards exceeds $4,000,000. The proposed amendment would increase this annual limit to 650,000 shares. The payment of a performance-based award in cash will not reduce the number of shares reserved under the Plan.

Stock Appreciation Rights. Stock appreciation rights (SARs) may be granted under the Plan. SARs may, but need not, be granted in connection with an option grant or an outstanding option previously granted under the Plan. A SAR gives the holder the right to payment from the Company of an amount equal in value to the excess of fair market value on the date of exercise of a share of Common Stock over the exercise price set by the Administrator, or if granted in connection with an option, the option price per share under the option to which the SAR relates. A SAR is exercisable only at the time or times established by the Administrator. If a SAR is granted in connection with an option, it is exercisable only to the extent and on the same conditions that the related option is exercisable. Payment by the Company upon exercise of a SAR may be made in Common Stock valued at its fair market value, in cash, or partly in stock and partly in cash, as determined by the Administrator. No employee may receive options and/or SARs for more than an aggregate of 500,000 shares in any calendar year, provided that to the extent the annual limitation is not used in any calendar year for any employee, any shares not used will be added to the number of shares for which options and/or SARs may be granted to that employee in any future year. The proposed amendment prohibits vesting of stock options and stock appreciation rights in less than twelve months after the date of grant, subject to an aggregate carve-out for options and stock appreciation rights up to five percent of the shares reserved for issuance under the Plan. The proposed amendment also makes clear that a stock appreciation right cannot have an exercise price lower than 100% of fair market value on the date of grant or a term in excess of ten years.

Stock Bonus Awards. The Administrator may award Common Stock as a stock bonus under the Plan, including restricted stock units that provide for delivery of Common Stock at a later date. The Administrator may determine the recipients of the awards, the number of shares to be awarded and the time of the award. Stock received as a stock bonus is subject to the terms, conditions and restrictions determined by the Administrator at the time the stock is awarded. No employee may receive restricted stock or restricted stock units for more than an aggregate of 400,000 shares in any calendar year, provided that to the extent that the annual limitation is not used in any calendar year for an employee, any shares not used will be added to the number of shares for which restricted stock or restricted stock units rights may be granted to that employee in any future year. The proposed amendment would increase this annual limit to 650,000 shares.

Changes in Capital Structure. The Plan authorizes the Board of Directors to make appropriate adjustment in outstanding options and awards and in shares reserved under the Plan in the event of a stock split, recapitalization or in certain other transactions.

Suspension or Termination of Awards. The Plan provides that if the Administrator reasonably believes that a participant, other than a non-employee director, has committed an act of misconduct described below, the Administrator may suspend the participant’s right to exercise any stock option or stock appreciation right or the vesting of a restricted stock or restricted stock unit award pending a determination of whether an act of misconduct has occurred. If the Administrator determines that such participant has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company or its subsidiaries, breach of fiduciary duty or deliberate disregard of Company rules resulting in loss, damage or injury to the Company, or if such participant makes an unauthorized disclosure of any Company trade secret or confidential information, engages in any conduct constituting unfair competition, induces customers to breach of contract with the Company or induces any principal for whom the Company or a subsidiary acts as agent to terminate the agency relationship, none of the participant’s options or stock appreciation rights may be exercised and the participant’s restricted stock or restricted stock unit agreements shall be terminated.

Claw-Back Provision for Executive Officers. The Plan provides that for any participant who is determined by the Board of Directors to be an “executive officer,” if the Administrator determines that the participant engaged in an act of embezzlement, fraud or breach of fiduciary duty during the participant’s employment that contributed to an obligation to restate the Company’s financial statements, the participant may be required to repay the option proceeds and/or restricted stock proceeds resulting from any sale or other disposition of shares issued or issuable upon exercise of a stock option or stock appreciation right, or upon vesting of restricted stock or a restricted stock unit, if the sale or disposition was effected during the 12-month period following the first public issuance or filing with the SEC of the financial statements required to be restated. The term “option proceeds” means, with respect to any sale or other disposition of shares issued or issuable upon exercise of a stock option or stock appreciation right, an amount determined appropriate by the Administrator to reflect the effect of the restatement on the Company’s financial statements, up to the amount equal to the number of shares sold or disposed of multiplied by the difference between the market value per share of the Company’s Common Stock at the time of such sale or disposition and the exercise price. The term “restricted stock proceeds” means, with respect to any sale or other disposition of shares issued or issuable upon vesting of restricted stock or a restricted stock unit, an amount determined appropriate by the Administrator to reflect the effect of the restatement on the Company’s financial statements, up to the amount equal to the market value per share of the Company’s Common Stock at the time of such sale or other disposition multiplied by the number of shares or units sold or disposed of.

Tax Consequences

The following description is a summary of the U.S. federal income tax consequences to the Company and recipients of awards under the Plan. This summary describes the U.S. federal income tax law in effect as of the date of this proxy statement, which is subject to change, and does not address applicable state, local and foreign tax consequences.

Options - ISOs. An optionee will not recognize regular taxable income upon either grant or exercise of an ISO. The amount by which the fair market value of shares issued upon exercise of an ISO exceeds the exercise price, however, is included in the optionee’s alternative minimum taxable income and may, under certain conditions, subject the optionee to alternative minimum tax liability. If an optionee exercises an ISO and does not dispose of the shares thereby acquired within two years following the date of grant and within one year following the date of exercise, then any gain realized upon disposition of the shares will be treated as income from the sale or exchange of a capital asset. If an optionee disposes of shares acquired upon exercise of an ISO before the expiration of either the one-year holding period or the two-year holding period specified in the foregoing sentence (a “disqualifying disposition”), the optionee will realize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the option price or (ii) the excess of the fair market value of the shares on the date of disposition over the option price. Any additional gain realized upon the disqualifying disposition generally will constitute capital gain, which will be long-term if the stock has been held for more than one year after exercise. If an optionee’s options are cancelled in exchange for an option cancellation payment in connection with an acquisition or similar transaction involving the Company, the optionee will realize ordinary compensation income equal to the amount of the cancellation payment. The Company will be required to withhold income and employment taxes on the income resulting from such a cancellation payment if the optionee is an employee. The Company will not be allowed any deduction for federal income tax purposes at the time of grant or exercise of an ISO. Upon any disqualifying disposition by an optionee, the Company will generally be entitled to a deduction to the extent the optionee realizes ordinary income.

Options - NSOs. An optionee generally will not realize taxable income upon the grant of an NSO. At the time of exercise of an NSO, the optionee will realize ordinary income, and the Company will generally be entitled to a deduction, in the amount by which the fair market value of the shares subject to the option at the time of exercise exceeds the exercise price. The Company is required to withhold income and employment taxes on such income if the optionee is an employee. Upon the sale of shares acquired upon exercise of an NSO, the optionee generally will realize capital gain or loss equal to the difference between the amount realized from the sale and the fair market value of the shares on the date of exercise. The gain will be long-term capital gain if the stock has been held for more than one year after exercise.

Stock Appreciation Rights. Generally, the recipient of an SAR will not recognize taxable income at the time the SAR is granted. With respect to an SAR not granted in connection with an option, if the employee receives the appreciation inherent in the SAR in cash, the cash will be taxable as ordinary compensation income to the employee at the time received. If the employee receives the appreciation inherent in such SARs in stock, the employee will recognize ordinary compensation income, and the Company will generally be entitled to a deduction, equal to the fair market value of the stock on the day it is received.

Stock Awards. An employee who receives stock in connection with the performance of services will generally realize taxable income at the time of receipt in the amount of the excess, if any, of the fair market value of the stock over the amount paid by the recipient for the stock. If, however, the shares are substantially nonvested for purposes of Section 83 of the Code (e.g., the shares are forfeited to the Company if the employee does not remain employed for a specified period of time) and the employee does not elect to recognize income under Section 83(b) of the Code, the employee will realize taxable income on each date on which a portion of the shares substantially vests, at which time the employee will recognize ordinary compensation income equal to the amount by which the fair market value of the shares vesting on the date exceeds the amount, if any, paid by the employee for the shares. If the employee makes an election under Section 83(b) of the Code within 30 days after the original transfer of the shares to the employee, the employee will recognize ordinary compensation income equal to the amount by which the fair market value of the shares on the date of transfer exceeds the amount, if any, paid by the employee for the shares. The Company generally will be entitled to a tax deduction in the amount includable as income by the employee at the same time or times as the employee recognizes income with respect to the shares. If the recipient is an employee, the Company is required to withhold income and employment taxes on the amount of income recognized by the recipient.

In the case of awards of restricted stock units that take the form of the Company’s unfunded and unsecured promise to issue Common Stock at a future date, the grant of the award is not a taxable event to the recipient. Once the stock award vests and the recipient receives the Common Stock, the tax rules discussed in the previous paragraph will apply to receipt of such shares.

Section 162(m). Section 162(m) of the Code limits to $1,000,000 per person the amount that the Company may deduct for certain kinds of compensation paid to its CEO and certain other highly compensated officers in any year. Under IRS regulations, compensation received through the exercise of an option or SAR will not be subject to the $1,000,000 limit if the option or SAR and the plan pursuant to which it is granted meet certain requirements. One requirement is shareholder approval at least once every five years of a per-employee limit on the number of shares as to which options and SARs may be granted. Approval of this proposal will constitute approval of the per-employee limit for options and SARs set forth in Section 5.2 of the Plan. Other requirements are that the option or SAR be granted by a committee of at least two outside directors and that the exercise price of the option or SAR be not less than fair market value of the Common Stock on the date of grant. Accordingly, the Company believes that if this proposal is approved by shareholders, compensation received on exercise of options and SARs granted under the Plan in compliance with all of the above requirements will be exempt from the $1,000,000 deduction limit.

Under IRS regulations, compensation received through a performance-based award will not be subject to the $1,000,000 limit under Section 162(m) of the Code if the performance-based award and the plan meet certain requirements. One such requirement is shareholder approval at least once every five years of the performance criteria upon which award payouts will be based and the maximum amount payable under awards, both of which are set forth in Section 11 of the Plan. Approval of this proposal will constitute reapproval of the performance criteria and maximum dollar amounts under the Plan previously approved by shareholders and approval of the increased maximum share amounts under Section 11 of the Plan. Other requirements are that objective performance goals and the amounts payable upon achievement of the goals be established by a committee of at least two outside directors and that no discretion be retained to increase the amount payable under the awards. The Company believes that, if the amendments to the Plan are approved by the shareholders, compensation received on vesting of performance-based awards granted under the Plan in compliance with all of the above requirements will be exempt from the $1,000,000 deduction limit.

Plan Benefits

In 2016, the Company made awards under the Plan to the Named Executive Officers, the terms of which are summarized in the table set forth above under “Fiscal Year 2016 Grants of Plan-Based Awards.” In total, in 2016 the Company awarded 406,000 restricted stock units, 467,000 stock settled stock appreciation rights to all current executive officers as a group, 156,000 restricted stock units to current directors who are not executive officers as a group, and 175,200 restricted stock units to all other employees as a group. Additionally, 5,592 performance-based restricted stock units vested in 2016 with respect to grants made in years prior to 2014.

Vote Required for Approval and Recommendation by the Board

The amendment to the Plan will be approved if a majority of the votes cast at the annual meeting are voted “FOR” this proposal. Abstentions and “broker non-votes” will not be counted as votes cast and therefore will not affect the determination as to whether this proposal is approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO THE PLAN.
PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), enacted in July 2010, and Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) require that we ask our shareholders to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement (commonly known as a “say-on-pay” proposal). This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers. This shareholder vote on executive compensation is advisory only, and is not binding on the Company, our Board of Directors or the Compensation Committee.
As discussed in more detail in the “Compensation Discussion and Analysis” above, our executive compensation program is designed to attract, motivate and retain talented executive officers; to motivate progress toward achieving pre-established corporate financial objectives and individual operational objectives, while balancing rewards for short-term and long-term performance; and to align the interests of our executive officers with those of shareholders. Executive compensation for all executive officers is benchmarked against similarly-situated executive officers at peer group companies, and reviewed annually. We believe that the 2016 fiscal year compensation of our named executive officers was appropriate and aligned with the Company’s 2016 fiscal year results.
Accordingly, we are asking our shareholders to approve the following resolution:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2016 Summary Compensation Table and the other related tables and disclosures.”
This proposal will be approved if a majority of the votes cast at the annual meeting are voted “FOR” this proposal. Abstentions and “broker non-votes” will not be counted as votes cast and therefore will not affect the determination as to whether this proposal is approved.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
Deloitte LLP audited the Company’s financial statements for the fiscal year ended April 2, 2016 and has been appointed to audit the Company’s financial statements for the fiscal year ending April 1, 2017. While not required, the Board of Directors is submitting this appointment for ratification by the shareholders. Representatives of Deloitte LLP are expected to attend the meeting, where they are expected to be available to respond to appropriate questions and, if they desire, to make a statement.
KPMG LLP was previously the principal accountant for the Company. On August 27, 2015, the Company (i) dismissed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm and (ii) appointed Deloitte & Touche LLP (“Deloitte”) on August 28, 2015, to serve as the Company’s new independent registered public accounting firm to audit the Company’s financial statements as of and for the fiscal year ending April 2, 2016. The Audit Committee of the Company pursuant to its charter exercised its sole authority to approve KPMG’s dismissal and Deloitte’s appointment as the Company’s independent registered public accounting firm.
The reports of KPMG on the consolidated financial statements of the Company as of and for the fiscal years ended March 28, 2015 and March 29, 2014 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s fiscal years ended March 28, 2015 and March 29, 2014, and the interim period through August 28, 2015, (i) the Company had no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference to the subject matter of such disagreements in its reports on the financial statements of the Company for such years and (ii) there were no reportable events of the type described in Item 304(a)(1)(v) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), except the following material weaknesses disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended March 28, 2015 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 27, 2015:
We did not effectively design our risk assessment process and certain review and process level controls over the accounting and disclosure of complex, judgmental accounting matters and non-routine transactions. Our risk assessment process and certain review and process level controls were not designed at an appropriate level of precision to identify and analyze changes in the business, ensure that the Company’s financial reporting was aligned with those changes, and to ensure sufficient technical accounting expertise was applied in the judgments related to significant, complex, and non-routine transactions.
The Company has provided KPMG with a copy of the foregoing disclosure and requested that KPMG furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not KPMG agrees with the statements above concerning KPMG. A copy of KPMG’s letter, dated September 1, 2015, is included as Exhibit 16.1 to the Company’s Current Report on Form 8-K, filed on September 2, 2015.
During the fiscal years ended March 28, 2015 and March 29, 2014, and the interim period through August 28, 2015, the Company did not consult Deloitte with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company by Deloitte that Deliotte concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K under the Securities Act and the related instructions to Item 304 of Regulation S-K under the Securities Act, or a reportable event, as that term is described in Item 304(a)(1)(v) of Regulation S-K under the Securities Act.
If the appointment is not ratified, the Audit Committee will consider whether it should select another independent registered public accounting firm to audit the Company’s financial statements.
This proposal will be approved if a majority of the votes cast at the annual meeting are voted “FOR” this proposal. Abstentions and “broker non-votes” will not be counted as votes cast and therefore will not affect the determination as to whether this proposal is approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
None.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than ten percent of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC). Executive officers, directors and beneficial owners of more than ten percent of the Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms received by the Company and on the written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that its executive officers and directors have complied with all applicable Section 16(a) filing requirements for transactions during the 2016 fiscal year, except that John Medica filed one Form 4 late.
OTHER MATTERS
Directions to Annual Meeting
The Annual Meeting will be held at the Company’s offices at 13900 NW Science Park Drive, Portland, Oregon. From the Portland International Airport, follow signs towards Portland City Center/Downtown. Take the I-205 south ramp towards Portland/Salem (I-84). Take the I-84 west/US-30 west exit (exit number 21B) towards Portland. Take the I-5 south ramp towards Salem. Take the I-405 north ramp towards Beaverton (US-26)/City Center. Take the US-26 west/12th Ave. exit (exit number 1D) towards Beaverton. Merge onto US-26 west. Take the Murray Blvd exit (exit number 67). Turn right onto NW Murray Rd. Turn left onto NW Science Park Drive.
From I-5 south, take exit 292A to merge onto OR-217 north toward Tigard/Beaverton. Take the exit onto US-26 west toward Astoria/Tillamook. Merge onto US-26 west. Take the Murray Blvd exit (exit number 67). Turn right onto NW Murray Rd. Turn left onto NW Science Park Drive.
Shareholder Proposals in the Company’s Proxy Statement
Shareholders wishing to submit proposals for inclusion in the Company’s proxy statement for the 2017 annual meeting of shareholders must submit the proposals for receipt by the Company not later than March 16, 2017.
Shareholder Proposals not in the Company’s Proxy Statement
Shareholders wishing to present proposals for action at this annual meeting or at another shareholders’ meeting must do so in accordance with the Company’s bylaws. A shareholder must give timely notice of the proposed business to the Company’s secretary. To be timely, a shareholder’s notice must be in writing and delivered to the secretary not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of shareholders; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment or postponement) by more than 70 days from the anniversary of the previous year’s annual meeting, notice by the shareholder, to be timely, must be received by the Company’s secretary no earlier than 120 days before such annual meeting and no later than the later of 90 days before such annual meeting or 10 days following the day on which public announcement of the date of the meeting was first made. A shareholder proposal must include the information specified in the Company’s bylaws, and a copy of the relevant provisions of the Bylaws will be provided to any shareholder upon written request to the Company’s secretary. The chairman of the meeting may, if the facts warrant, determine and declare that the business was not properly brought before the meeting in accordance with the Company’s bylaws. The Company expects the 2017 Annual Meeting of Shareholders to be held on August 10, 2017.
Shareholders who wish to submit a shareholder proposal should do so in writing addressed to the Secretary, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229-5497.
Shareholder Nominations for Directors
Shareholders wishing to directly nominate candidates for the Board of Directors at an annual meeting must do so in writing, in accordance with the Company’s bylaws and delivered to the secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of shareholders provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment or postponement) by more than 70 days from the anniversary of the previous year’s annual meeting, notice by the shareholder, to be timely, must be received by the secretary no earlier than 120 days before such annual meeting and no later than the later of 90 days before such annual meeting or 10 days following the day on which public announcement of the date of the meeting was first made. A shareholder proposal must include the information specified in the Company’s bylaws, and a copy of the relevant provisions of the bylaws will be provided to any shareholder upon written request to the Company’s secretary. Shareholders wishing to make any director nominations at any special meeting of shareholders held for the purpose of electing directors must do so, in accordance with the bylaws, by delivering timely notice to the Secretary setting forth the information specified in the Company’s bylaws for annual meeting nominations. To be timely, the notice must be given not later than 10 days following the day on which public announcement is first made of the date of the special meeting and the nominees proposed by the Board of Directors to be elected at the meeting. To be eligible to be a nominee for election as a director of the Company, any nominee proposed by a shareholder must deliver the items specified in the Company’s bylaws. The chairman of the meeting of shareholders may, if the facts warrant, determine that a nomination was not made in accordance with the proper procedures. If the chairman does so, the chairman shall so declare to the meeting and the defective nomination shall be disregarded.
Transaction of Other Business
Although the Notice of Annual Meeting of Shareholders provides for the transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to herein. The enclosed proxy, however, gives discretionary authority in the event that any other matters should be presented.
By Order of the Board of Directors
Paul Oldham
Vice President of Administration, Chief Financial Officer and Corporate Secretary
Portland, Oregon
July 14, 2016

ELECTRO SCIENTIFIC INDUSTRIES, Inc.
13900 N.W. SCIENCE PARK DRIVE
PORTLAND, OR 97229-5497

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 John Medica 02 Raymond A. Link 03 Laurence E. Cramer 04 Frederick A. Ball 05 Richard H. Wills

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000296295_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report are available at www.proxyvote.com

ELECTRO SCIENTIFIC INDUSTRIES, INC.

Annual Meeting of Shareholders

August 18, 2016 2:30 PM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Edward C. Grady and Paul Oldham, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ELECTRO SCIENTIFIC INDUSTRIES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 2:30 PM PDT on 8/18/2016, at ESI's offices, 13900 NW Science Park Drive, Portland, Oregon, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000296295_2 R1.0.1.25

Continued and to be signed on reverse side

APPENDIX A

The Company is asking the shareholders to approve an amendment to the 2004 Stock Incentive Plan (the “Plan”). The proposed copy of the Plan is attached below.  Proposed new language is marked bold and is underlined, and proposed deletions to the Plan are marked as strikethrough.

ELECTRO SCIENTIFIC INDUSTRIES, INC.
2004 STOCK INCENTIVE PLAN
(As amended January 25, 2005, April 20, 2005, October 25, 2007, May 12, 2011, December 21, 2012, August 21, 2014, August 18, 2015 and August 18, ~~2015~~2016)
1.Purpose. The purpose of this 2004 Stock Incentive Plan (the “Plan”) is to enable Electro Scientific Industries, Inc. (the “Company”) to attract and retain the services of (i) selected employees, officers and directors of the Company or any parent or subsidiary of the Company and (ii) selected non-employee agents, consultants, advisors and independent contractors of the Company or any parent, subsidiary of the Company. For purposes of this Plan, a person is considered to be employed by or in the service of the Company if the person is employed by or in the service of any entity (the “Employer”) that is either the Company or a parent or subsidiary of the Company.

2.Shares Subject to the Plan. Subject to adjustment as provided below and in Section 12, the shares to be offered under the Plan shall consist of Common Stock of the Company (“Common Stock”), and the total number of shares of Common Stock that may be issued under the Plan shall be ~~2,000,000~~4,750,000 shares plus any shares that at the time the Plan is approved by shareholders are available for grant under the Company’s 1989 Stock Option Plan, 1996 Stock Incentive Plan and 2000 Stock Option Incentive Plan, which plans were previously approved by shareholders of the Company, and the Company’s 2000 Stock Option Plan, which plan was not previously approved by the Company’s shareholders (collectively, the “Prior Plans”), or that may subsequently become available for grant under any of the Prior Plans through the expiration, termination, forfeiture or cancellation of grants. If an option, stock appreciation right or Performance-Based Award granted under the Plan expires, terminates or is canceled, the unissued shares subject to that option, stock appreciation right or Performance-Based Award shall again be available under the Plan. If shares awarded as a bonus pursuant to Section 9 or sold pursuant to Section 10 under the Plan are forfeited to or repurchased by the Company, the number of shares forfeited or repurchased shall again be available under the Plan. Shares used to satisfy tax obligations related to an award, other than for a stock option or stock appreciation right, will not become available for future grant under the Plan.

3.Effective Date and Duration of Plan.

3.1    Effective Date. The Plan shall become effective as of July 15, 2004. No awards shall be made under the Plan until the Plan is approved by shareholders of the Company in accordance with rules of The Nasdaq Stock Market.
3.2    Duration. The Plan shall continue in effect until all shares available for issuance under the Plan have been issued and all restrictions on the shares have lapsed. The Board of Directors may suspend or terminate the Plan at any time except with respect to Awards then outstanding under the Plan. Termination shall not affect any Awards or any right of the Company to repurchase shares or the forfeitability of shares issued under the Plan.

4.Administration.

4.1    Board of Directors. The Plan shall be administered by the Board of Directors of the Company, which shall determine and designate the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards. Subject to the provisions of the Plan, including without limitation the provisions of Section 19 which limit the ability of the Board of Directors to accelerate awards except in the case of death, disability, or a Transaction as provided in Section 12.2, the Board of Directors may adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it deems expedient to carry the Plan into effect, and the Board of Directors shall be the sole and final judge of such expediency.

4.2    Committee. The Board of Directors may delegate to any committee of the Board of Directors (the “Committee”) any or all authority for administration of the Plan. If authority is delegated to the Committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee, except (i) as otherwise provided by the Board of Directors and (ii) that only the Board of Directors may amend or terminate the Plan as provided in Sections 3 and 13.

5.Types of Awards; Eligibility; Limitations.

5.1    Types of Awards, Eligibility. The Board of Directors may, from time to time, take the following actions, separately or in combination, under the Plan (“Awards”): (i) grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), as provided in Sections 6.1, 6.2 and 8; (ii) grant options other than Incentive Stock Options (“Non-Statutory Stock Options”) as provided in Sections 6.1, 6.3 and 8; (iii) grant stock appreciation rights as provided in Sections 7 and 8; (iv) award stock bonuses (including bonuses in the form of restricted stock units) as provided in Section 9; (v) sell shares subject to restrictions as provided in Sections 10; (vi) award Performance-Based Awards as provided in Section 11. Awards may be made to employees, including employees who are officers or directors, and to non-employee directors; provided, however, that only employees of the Company or any parent or subsidiary of the Company (as defined in subsections 424(e) and 424(f) of the Code) are eligible to receive Incentive Stock Options under the Plan. The Board of Directors shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made.

5.2    Per Employee Share Limitations. No employee may be granted options and/or stock appreciation rights for more than an aggregate of 500,000 shares of Common Stock in any calendar year or restricted stock or restricted stock units (including, for the avoidance of doubt, performance-based restricted stock units) for more than an aggregate of ~~400,000~~650,000 shares of Common Stock in any calendar year; provided, however, that to the extent the annual limitation is not fully used in any year for an employee, any shares not used may be added to the number of shares for which options and/or stock appreciation rights or restricted stock and/or restricted stock units, as applicable, may be granted to that employee in any future year.

~~5.3    Prohibition on Option Repricing. Except as provided in Section 12, without the prior approval of the Company’s shareholders, an option issued under the Plan may not be repriced by lowering the option exercise price or by cancellation of an outstanding option with a subsequent replacement or regrant of an option with a lower exercise price.~~
5.3    ~~5.4~~ Maximum Number of Shares Issuable Upon Exercise of ISOs. The maximum aggregate number of shares of Common Stock that may be issued under the Plan upon exercise of Incentive Stock Options ~~shall be equal to the sum of 3,000,000 shares plus any shares that at July 15, 2004 are available for grant under the Prior Plans or that may subsequently become available for grant under any of the Prior Plans through the expiration, termination, forfeiture or cancellation of grants, which number~~ will not exceed 9,568,684 shares.

5.4    ~~5.5~~ Reservation of Additional Shares. Except as provided in Section 12, additional shares of Common Stock may not be reserved for issuance under the Plan without the approval of the Company’s shareholders.

6.Stock Options.

6.1    General Rules Relating to Options.
12.2-1Terms of Grant. The Board of Directors may grant options under the Plan. With respect to each option grant, the Board of Directors shall determine the number of shares subject to the option, the exercise price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option. ~~At the time of the grant of an option or at any time thereafter, the Board of Directors may provide that an optionee who exercised an option with Common Stock of the Company shall automatically receive a new option to purchase additional shares equal to the number of shares surrendered and may specify the terms and conditions of such new options.~~
12.2-2Nontransferability. Each Incentive Stock Option and, unless otherwise determined by the Board of Directors, each other option granted under the Plan by its terms (i) shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee’s domicile at the time of death, and (ii) during the optionee’s lifetime, shall be exercisable only by the optionee. No stock option may be transferred by an optionee in exchange for cash or property.

12.2-3Purchase of Shares. Unless the Board of Directors determines otherwise, on or before the date specified for completion of the purchase of shares pursuant to an option exercise, the optionee must pay the Company the full purchase price of those shares in cash or by check or, with the consent of the Board of Directors, in whole or in part, in

Common Stock of the Company valued at fair market value, restricted stock or other contingent awards denominated in either stock or cash, promissory notes and other forms of consideration. Unless otherwise determined by the Board of Directors, any Common Stock provided in payment of the purchase price must have been previously acquired and held by the optionee for at least six months. The fair market value of Common Stock provided in payment of the purchase price shall be the closing price of the Common Stock last reported before the time payment in Common Stock is made or, if earlier, committed to be made, if the Common Stock is publicly traded, or another value of the Common Stock as specified by the Board of Directors. No shares shall be issued until full payment for the shares has been made, including all amounts owed for tax withholding. With the consent of the Board of Directors, an optionee may request the Company to apply automatically the shares to be received upon the exercise of a portion of a stock option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the option.

~~6.1-4    Limitations on Grants to Non-Exempt Employees. Unless otherwise determined by the Board of Directors, if an employee of the Company or any parent or subsidiary of the Company is a non-exempt employee subject to the overtime compensation provisions of Section 7 of the Fair Labor Standards Act (the “FLSA”), any option granted to that employee shall be subject to the following restrictions: (i) the option price shall be at least 85 percent of the fair market value, as described in Section 6.2-4, of the Common Stock subject to the option on the date it is granted; and (ii) the option shall not be exercisable until at least six months after the date it is granted; provided, however, that this six-month restriction on exercisability will cease to apply if the employee dies, becomes disabled or retires, there is a change in ownership of the Company, or in other circumstances permitted by regulation, all as prescribed in Section 7(e)(8)(B) of the FLSA.~~
6.2    Incentive Stock Options. Incentive Stock Options shall be subject to the following additional terms and conditions:
6.2-1Limitation on Amount of Grants. If the aggregate fair market value of stock (determined as of the date the option is granted) for which Incentive Stock Options granted under this Plan (and any other stock incentive plan of the Company or its parent or subsidiary corporations, as defined in subsections 424(e) and 424(f) of the Code) are exercisable for the first time by an employee during any calendar year exceeds $100,000, the portion of the option or options not exceeding $100,000, to the extent of whole shares, will be treated as an Incentive Stock Option and the remaining portion of the option or options will be treated as a Non-Statutory Stock Option. The preceding sentence will be applied by taking options into account in the order in which they were granted. If, under the $100,000 limitation, a portion of an option is treated as an Incentive Stock Option and the remaining portion of the option is treated as a Non-Statutory Stock Option, unless the optionee designates otherwise at the time of exercise, the optionee’s exercise of all or a portion of the option will be treated as the exercise of the Incentive Stock Option portion of the option to the full extent permitted under the $100,000 limitation. If an optionee exercises an option that is treated as in part an Incentive Stock Option and in part a Non-Statutory Stock Option, the Company will designate the portion of the stock acquired pursuant to the exercise of the Incentive Stock Option portion as Incentive Stock Option stock by issuing a separate certificate for that portion of the stock and identifying the certificate as Incentive Stock Option stock in its stock records.

6.2-2Limitations on Grants to 10 percent Shareholders. An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary (as defined in subsections 424(e) and 424(f) of the Code) only if the option price is at least 110 percent of the fair market value, as described in Section 6.2-4, of the Common Stock subject to the option on the date it is granted and the option by its terms is not exercisable after the expiration of five years from the date it is granted.

6.2-3Duration of Options. Subject to Sections 6.2-2, 8.1 and 8.2, Incentive Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that by its terms no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

6.2-4Option Price. The option price per share shall be determined by the Board of Directors at the time of grant. ~~Except as provided in Section 6.2-2, the~~The option price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Incentive Stock Option at the date the option is granted. The fair market value shall be the closing price of the Common Stock last reported on the date the option is granted, if the stock is publicly traded, or another value of the Common Stock as specified by the Board of Directors.

6.2-5Limitation on Time of Grant. No Incentive Stock Option shall be granted on or after the tenth anniversary of the last action by the Board of Directors adopting the Plan or approving an increase in the number of shares available for issuance under the Plan, which action was subsequently approved within 12 months by the shareholders.

6.2-6Early Dispositions. If within two years after an Incentive Stock Option is granted or within 12 months after an Incentive Stock Option is exercised, the optionee sells or otherwise disposes of Common Stock acquired on exercise of the Option, the optionee shall within 30 days of the sale or disposition notify the Company in writing of (i) the date of the sale or disposition, (ii) the amount realized on the sale or disposition and (iii) the nature of the disposition (e.g., sale, gift, etc.).
6.3    Non-Statutory Stock Options. Non-Statutory Stock Options shall be subject to the following terms and conditions, in addition to those set forth in Sections 6.1 and 8.

6.3-1Option Price. The option price for Non-Statutory Stock Options shall be determined by the Board of Directors at the time of grant. The option price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Non-Statutory Stock Option at the date the option is granted. The fair market value shall be the closing price of the Common Stock last reported on the date the option is granted, if the stock is publicly traded, or another value of the Common Stock as specified by the Board of Directors.

6.3-2Duration of Options. Non-Statutory Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that no Non-Statutory Option shall be exercisable after the expiration of 10 years from the date it is granted.

7.Stock Appreciation Rights.

12.1Grant. Stock appreciation rights may be granted under the Plan by the Board of Directors, subject to such rules, terms, and conditions as the Board of Directors prescribes. The Board of Directors may provide that stock appreciation rights may be granted in substitution for stock options granted under the Plan. With respect to each grant, the Board shall determine the number of shares subject to the stock appreciation right, the exercise price of the stock appreciation right, the period of the stock appreciation right, and the time or times at which the stock appreciation right may be exercised. The exercise price of a stock appreciation right shall not be less than 100 percent of the fair market value of the Common Stock covered by the stock appreciation right on the date the stock appreciation right is granted. The fair market value shall be the closing price of the Common Stock last reported on the date the stock appreciation right is granted, if the stock is publicly traded, or another value of the Common Stock as specified by the Board of Directors. Stock appreciation rights shall continue in effect for the period fixed by the Board of Directors~~.~~, not to exceed ten years.

12.2Stock Appreciation Rights Granted in Connection with Options. If a stock appreciation right is granted in connection with an option, the stock appreciation right shall be exercisable only to the extent and on the same conditions that the related option could be exercised. Upon exercise of a stock appreciation right, any option or portion thereof to which the stock appreciation right relates terminates. If a stock appreciation right is granted in connection with an option, upon exercise of the option, the stock appreciation right or portion thereof to which the grant relates terminates.

12.3Exercise. Each stock appreciation right shall entitle the holder, upon exercise, to receive from the Company in exchange therefor an amount equal in value to the excess of the fair market value on the date of exercise of one share of Common Stock of the Company over the exercise price as determined by the Board of Directors (or, in the case of a stock appreciation right granted in connection with an option, the option price per share under the option to which the stock appreciation right relates), multiplied by the number of shares covered by the stock appreciation right, or portion thereof, that is surrendered. Payment by the Company upon exercise of a stock appreciation right may be made in Common Stock valued at fair market value, in cash, or partly in Common Stock and partly in cash, all as determined by the Board of Directors. For this purpose, the fair market value of the Common Stock shall be the closing price of the Common Stock last reported before the time of exercise, or such other value of the Common Stock as specified by the Board of Directors.

12.4Fractional Shares. No fractional shares shall be issued upon exercise of a stock appreciation right. In lieu thereof, cash may be paid in an amount equal to the value of the fraction or, if the Board of Directors shall determine, the number of shares may be rounded downward to the next whole share.

12.5Nontransferability. Each stock appreciation right granted in connection with an Incentive Stock Option and, unless otherwise determined by the Board of Directors, each other stock appreciation right granted under the Plan, by its terms shall be nonassignable and nontransferable by the holder, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the holder’s domicile at the time of death, and each stock appreciation right by its terms shall be exercisable during the holder’s lifetime only by the holder. No stock appreciation right may be transferred by the holder in exchange for cash or property.

8.Exercise of Options and Stock Appreciation Rights.

8.1Exercise. Except as provided in Section 8.2 or as determined by the Board of Directors, no option or stock appreciation right granted under the Plan may be exercised unless at the time of exercise the holder is employed by or in the service of the Company and shall have been so employed or provided such service continuously since the date the option or stock appreciation right was granted. Except as provided in Sections 8.2, 12 and 17, options and stock appreciation rights granted under the Plan may be exercised from time to time over the period stated in each option or stock appreciation right in amounts and at times prescribed by the Board of Directors, provided that options and stock appreciation rights may not be exercised for fractional shares. Except as provided in Section 12 or in the provisions of an award agreement addressing treatment of an award in a Transaction (as defined in Section 12.2), no stock option or stock appreciation right granted under the Plan shall be exercisable until at least twelve months after the date it was granted, except that awards may be made under the Plan for stock options and stock appreciation rights that are exercisable in less than twelve months after the date of grant provided that the aggregate number of shares of Common Stock subject to such awards do not to exceed five percent of the total shares reserved for issuance under the Plan. Unless otherwise determined by the Board of Directors, if a holder does not exercise an option or stock appreciation right in any one year for the full number of shares to which the holder is entitled in that year, the holder’s rights shall be cumulative and the holder may acquire those shares in any subsequent year during the term of the option or stock appreciation right.

8.2Termination of Employment or Service.

8.2-1General Rule. Unless otherwise determined by the Board of Directors, if a holder’s employment or service with the Company terminates for any reason other than because of total disability or death as provided in Sections 8.2-2 and 8.2-3, his or her option or stock appreciation right may be exercised at any time before the expiration date of the option or stock appreciation right or the expiration of 3 months after the date of termination, whichever is the shorter period, but only if and to the extent the holder was entitled to exercise the option or stock appreciation right at the date of termination. Notwithstanding the foregoing, unless otherwise determined by the Board of Directors, if a holder’s employment or service with the Company terminates for any reason other than because of total disability or death as provided in Sections 8.2-2 and 8.2-3, and such holder dies before the expiration date of the option or stock appreciation right and the expiration of 3 months after the date of termination, his or her option or stock appreciation right may be exercised at any time before the expiration date of the option or stock appreciation right or before the date 12 months after the date of termination, whichever is the shorter period, but only if and to the extent the holder was entitled to exercise the option or stock appreciation right at the date of termination and only by the person or persons to whom the holder’s rights under the option or stock appreciation right shall pass by the holder’s will or by the laws of descent and distribution of the state or country of domicile at the time of death.

8.2-2Termination Because of Total Disability. Unless otherwise determined by the Board of Directors, if a holder’s employment or service with the Company terminates because of total disability, his or her option or stock appreciation right may be exercised at any time before the expiration date of the option or stock appreciation right or before the date 12 months after the date of termination, whichever is the shorter period, but only if and to the extent the holder was entitled to exercise the option or stock appreciation right at the date of termination. The term “total disability” means a medically determinable mental or physical impairment that is expected to result in death or has lasted or is expected to last for a continuous period of 12 months or more and that, in the opinion of the Company and two independent physicians, causes the holder to be unable to perform his or her duties as an employee, director or officer of the Employer and unable to be engaged in any substantial gainful activity. Total disability shall be deemed to have occurred on the first day after the two independent physicians have furnished their written opinion of total disability to the Company and the Company has reached an opinion of total disability.

8.2-3Termination Because of Death. Unless otherwise determined by the Board of Directors, if a holder dies while employed by or providing service to the Company, his or her option or stock appreciation right may be exercised at any time before the expiration date of the option or stock appreciation right or before the date 12 months after the date of death, whichever is the shorter period, but only if and to the extent the holder was entitled to exercise the option or stock appreciation right at the date of death and only by the person or persons to whom the holder’s rights under the option or stock appreciation right shall pass by the holder’s will or by the laws of descent and distribution of the state or country of domicile at the time of death.

8.2-4Amendment of Exercise Period Applicable to Termination. The Board of Directors may at any time extend the 3-month and 12-month exercise periods any length of time not longer than the original expiration date of the option or stock appreciation right. ~~The Board of Directors may at any time increase the portion of an option or stock appreciation right that is exercisable, subject to terms and conditions determined by the Board of Directors.~~

8.2-5Failure to Exercise Option or Stock Appreciation Right. To the extent that the option or stock appreciation right of any deceased holder or any holder whose employment or service terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to the option or stock appreciation right shall cease and terminate.

8.2-6Leave of Absence. Absence on leave approved by the Employer or on account of illness or disability shall not be deemed a termination or interruption of employment or service. Unless otherwise determined by the Board of Directors, vesting of options and stock appreciation rights shall continue during a medical, family or military leave of absence or other leave approved by the Employer, whether paid or unpaid, and vesting of options and stock appreciation rights shall be suspended during any other unpaid leave of absence.

8.3Notice of Exercise or Surrender. Unless the Board of Directors determines otherwise, shares may be acquired pursuant to an option or stock appreciation right granted under the Plan only upon the Company’s receipt of written notice from the holder of the holder’s binding commitment to purchase shares, specifying the number of shares the holder desires to acquire under the option or stock appreciation right and the date on which the holder agrees to complete the transaction, and, if required to comply with the Securities Act of 1933, containing a representation that it is the holder’s intention to acquire the shares for investment and not with a view to distribution. Unless the Board of Directors determines otherwise, cash may be paid upon surrender of a stock appreciation right granted under the Plan only upon the Company’s receipt of written notice from the holder of the holder’s binding commitment to surrender the stock appreciation right, specifying the number of shares subject to the stock appreciation right being surrendered and the date on which the holder agrees to complete the surrender.

8.4Tax Withholding. Each holder who has exercised an option or stock appreciation right shall, immediately upon notification of the amount due, if any, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required (as a result of exercise of an option or stock appreciation right or as a result of disposition of shares acquired pursuant to exercise of an option or stock appreciation right) beyond any amount deposited before delivery of the certificates, the holder shall pay such amount, in cash or by check, to the Company on demand. If the holder fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the holder, including salary, subject to applicable law. With the consent of the Board of Directors, a holder may satisfy this obligation, in whole or in part, by instructing the Company to withhold from the shares to be issued upon exercise or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered in connection with an option exercise shall not exceed the minimum amount necessary to satisfy the required withholding obligation.

8.5Reduction of Reserved Shares. Upon the exercise of an option or stock appreciation right, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of the option or stock appreciation right and the number of shares subject to the award that are not issued shall be available for issuance under the Plan. Cash payments of stock appreciation rights shall not reduce the number of shares of Common Stock reserved for issuance under the Plan.

9.Stock Bonuses. The Board of Directors may award shares under the Plan as stock bonuses, including restricted stock units that provide for delivery of Common Stock at a later date. Shares awarded as a bonus shall be subject to the terms, conditions and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability and forfeiture of the shares awarded, together with any other restrictions determined by the Board of Directors. The Board of Directors may require the recipient to sign an agreement as a condition of the award, but may not require the recipient to pay any monetary consideration other than amounts necessary to satisfy tax withholding requirements. The agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares awarded shall bear any legends required by the Board of Directors. The Company may require any recipient of a stock bonus to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the recipient fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the recipient, including salary, subject to applicable law. With the consent of the Board of Directors, a recipient may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation. Upon the issuance of a stock bonus, the number of shares reserved for issuance under the Plan shall be reduced by the sum of the number of shares issued~~.~~

~~10.    Restricted Stock.10.1    Restricted Stock~~ plus the number of shares withheld to satisfy tax obligations as provided in the immediately preceding sentence.

10.Restricted Stock.
12.1Restricted Stock. The Board of Directors may issue shares under the Plan for any consideration (including promissory notes and services) determined by the Board of Directors. Shares issued under the Plan shall be subject to the terms, conditions and restrictions determined by the Board of Directors; provided, however, that, except as provided in Section 12 or in the provisions of an award agreement addressing treatment of an award in a Transaction (as defined in Section 12.2), any award made under this Section 10 the vesting for which is time-based will provide for a restriction period of at least three years, with the restriction to lapse no more quickly than with respect to one-third of the shares annually over the three-year restriction period. Subject to the provisions of the Plan, the restrictions may include restrictions concerning transferability, repurchase by the Company and forfeiture of the shares issued, together with any other restrictions determined by the Board of Directors. All Common Stock issued pursuant to this Section 10.1 shall be subject to a Restricted Stock Agreement, which shall be executed by the Company and the prospective recipient of the shares before the delivery of certificates representing the shares. The Agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors.

12.2Other Provisions. The certificates representing shares of restricted stock shall bear any legends required by the Board of Directors. The Company may require any participant receiving restricted stock to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the participant fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the participant, including salary, subject to applicable law. With the consent of the Board of Directors, a participant may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation. Upon the issuance of restricted stock, the number of shares reserved for issuance under the Plan shall be reduced by the sum of the number of shares issued and the number of shares withheld to satisfy tax obligations as provided in the immediately preceding sentence.

11.Performance-Based Awards. The Board of Directors may grant awards intended to qualify as qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder (“Performance-Based Awards”). Performance-Based Awards shall be denominated at the time of grant either in Common Stock (“Stock Performance Awards”) or in dollar amounts (“Dollar Performance Awards”). Payment under a Stock Performance Award or a Dollar Performance Award shall be made, at the discretion of the Board of Directors, in Common Stock (“Performance Shares”), or in cash or in any combination thereof. Performance-Based Awards shall be subject to the following terms and conditions:

12.1Award Period. The Board of Directors shall determine the period of time for which a Performance-Based Award is made (the “Award Period”).

12.2Performance Goals and Payment. The Board of Directors shall establish in writing objectives (“Performance Goals”) that must be met by the Company or any subsidiary, division or other unit of the Company (“Business Unit”) during the Award Period as a condition to payment being made under the Performance-Based Award. The Performance Goals for each award shall be one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any Business Unit: earnings, earnings per share, stock price increase, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on capital, economic value added, sales, revenues, operating income, inventories, inventory turns, cash flows, or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, restructuring and special charges, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence (determined according to criteria established by the Board of Directors). The Board of Directors shall also establish the number of Performance Shares or the amount of cash payment to be made under a Performance-Based Award if the Performance Goals are met or exceeded, including the fixing of a maximum payment (subject to Section 11.4). The Board of Directors may establish other restrictions to payment under a Performance-Based Award, such as a continued employment requirement, in addition to satisfaction of the Performance Goals. Some or all of the Performance Shares may be issued at the time of the award as restricted shares subject to forfeiture in whole or in part if Performance Goals or, if applicable, other restrictions are not satisfied.

12.3Computation of Payment. During or after an Award Period, the performance of the Company or Business Unit, as applicable, during the period shall be measured against the Performance Goals. If the Performance Goals are not met, no payment shall be made under a Performance-Based Award. If the Performance Goals are met or exceeded, the Board of Directors shall certify that fact in writing and certify the number of Performance Shares earned or the amount of cash payment to be made under the terms of the Performance-Based Award.

12.4Maximum Awards. No participant may receive in any fiscal year Stock Performance Awards under which the aggregate amount payable under the Awards exceeds the equivalent of ~~400,000~~650,000 shares of Common Stock or Dollar Performance Awards under which the aggregate amount payable under the Awards exceeds $4,000,000.

12.5Tax Withholding. Each participant who has received Performance Shares shall, upon notification of the amount due, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If the participant fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the participant, including salary, subject to applicable law. With the consent of the Board of Directors, a participant may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so delivered or withheld shall not exceed the minimum amount necessary to satisfy the required withholding obligation.

12.6Effect on Shares Available. The payment of a Performance-Based Award in cash shall not reduce the number of shares of Common Stock reserved for issuance under the Plan. The number of shares of Common Stock reserved for issuance under the Plan shall be reduced by the sum of the number of shares issued upon payment of an award~~. Cash payments~~ and any shares withheld to satisfy tax obligations as provided in the last sentence of Section 11.5 in the case of Performance-Based Awards ~~shall not reduce the number of shares of Common Stock reserved for issuance under the Plan.~~that are in the form of performance-based restricted stock units.

12.Changes in Capital Structure.

12.1Stock Splits, Stock Dividends, Changes in Capitalization. If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares, dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for grants under the Plan and in all other share amounts set forth in the Plan. In addition, the Board of Directors shall make appropriate adjustment in the number and kind of shares subject to any Awards theretofor granted, and the exercise and settlement prices of those Awards, if any, so that the holder’s proportionate interest before and after the occurrence of the event is maintained without changing the aggregate exercise or settlement price, if any. If any other change to the capital or corporate structure of the Company affecting Common Stock occurs, such as an extraordinary non-recurring dividend in cash or property, in order to prevent or limit diminution or enlargement of benefits or potential benefits intended to be made available under the Plan, the Board of Directors, in its sole discretion, may adjust the number or kind of shares subject to and/or the exercise price of outstanding Awards and make appropriate adjustments to any related share limits in the Plan with respect to Awards; provided that no such adjustments shall be made with respect to stock options or stock appreciation rights in the case of dividends of cash or property that are not extraordinary and non-recurring. Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors. Any such adjustments made by the Board of Directors shall be conclusive.

12.2Mergers, Reorganizations, Etc. In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, split-off, spin-off, reorganization or liquidation to which the Company is a party or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (each, a “Transaction”), the Board of Directors shall, in its sole discretion and to the extent possible under the structure of the Transaction, select one or more of the following alternatives for treating outstanding Awards under the Plan, with the Board of Directors having the discretion to apply different alternatives to various outstanding Awards:
12.2-1Outstanding Awards shall remain in effect in accordance with their terms.

12.2-2Outstanding Awards shall be converted into (a) Awards with respect to stock in one or more of the corporations, including the Company, that are the surviving or acquiring corporations in the Transaction, or (b) in a Transaction in which the consideration received is cash, if determined in the sole discretion of the Board of Directors, a cash obligation of the acquiring entity, with such conversion to occur by assumption of the Plan, assumption of Awards, or substitution of Awards. The amount, type of securities subject thereto and exercise or settlement price of the converted Awards shall be determined by the Board of Directors of the Company, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation(s) to be held by holders of shares of the Company following the Transaction. Unless otherwise determined by the Board of Directors, the converted Awards shall be vested or released from restrictions on transfer and repurchase and forfeiture rights only to the extent that the vesting requirements or restrictions relating to Awards granted hereunder have been satisfied.

12.2-3The Board of Directors shall provide a period of 30 days or less before the completion of the Transaction during which outstanding Awards may be exercised to the extent then exercisable, and upon the expiration of that period, all outstanding Awards (including Awards that are not options or stock appreciation rights) shall immediately terminate.
12.2-4Outstanding Awards shall be cancelled immediately prior to the completion of the Transaction in exchange for a payment with respect to each vested or exercisable share subject to such cancelled Award in (i) cash, (ii) stock in one or more corporations that are the surviving or acquiring corporations in the Transaction, or (iii) other property which, in any such case, shall have a fair market value equal to the fair market value of the consideration to be paid per share of Common Stock in the Transaction over the exercise or settlement price per share under the Award, if any (the “Spread”). In the event such determination is made by the Board of Directors, the Spread (reduced by applicable withholding taxes, if any) shall be paid to the holders in respect of their cancelled Awards as soon as practicable following the closing of the Transaction. This provision shall not apply to Incentive Stock Options awarded prior to October 25, 2007.

The Board of Directors may, in its sole discretion, accelerate in full or in part the vesting or exercisability of Awards under the Plan and the full or partial release from restrictions on transfer and repurchase or forfeiture rights of Award under the Plan, on such terms and conditions as the Board of Directors may specify prior to the completion of the Transaction.
12.3Dissolution of the Company. In the event of the dissolution of the Company, options and stock appreciation rights shall be treated in accordance with Section 12.2‑3.

12.4Rights Issued by Another Corporation. The Board of Directors may also grant options, stock appreciation rights, stock bonuses and Performance-Based Awards and issue restricted stock under the Plan with terms, conditions and provisions that vary from those specified in the Plan, provided that any such awards are granted in substitution for, or in connection with the assumption of, existing options, stock appreciation rights, stock bonuses, Performance-Based Awards or restricted stock granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of an acquisition of another entity, business or an interest in another entity whether by merger, stock purchase, asset purchase or other form of transaction.

13.Amendment of the Plan. The Board of Directors may at any time modify or amend the Plan in any respect. Except as provided in Section 12, however, no change in an award already granted shall be made without the written consent of the holder of the award if the change would adversely affect the holder.

14.Approvals. The Company’s obligations under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under the Plan if such issuance or delivery would violate state or federal securities laws.

15.Employment and Service Rights. Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of an Employer or interfere in any way with the Employer’s right to terminate the employee’s employment at will at any time, for any reason, with or without cause, or to decrease the employee’s compensation or benefits, or (ii) confer upon any person engaged by an Employer any right to be retained or employed by the Employer or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Employer.

16.Rights as a Shareholder. The recipient of any award under the Plan shall have no rights as a shareholder with respect to any shares of Common Stock until the date the recipient becomes the holder of record of those shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs before the date the recipient becomes the holder of record.

17.Suspension or Termination of Awards; Claw-Back. Notwithstanding any provision of the Plan to the contrary, if at any time (including after a notice of exercise has been delivered with respect to an Award that is an option or stock appreciation right), the Board of Directors, including any Committee authorized pursuant to Section 4.2 (the Board of Directors or such Committee, the “Committee” for purposes of this Section), reasonably believes that a participant, other than a non-employee director, has committed an act of misconduct as described in this section, the Committee may suspend the participant's right to exercise any stock option or stock appreciation right or the vesting of restricted stock or restricted stock unit awards pending a determination of whether an act of misconduct has been committed. If the Committee determines a participant, other than a non-employee director, has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company or its subsidiaries, breach of fiduciary duty or deliberate disregard of Company rules resulting in loss, damage or injury to the Company, or if a participant makes an unauthorized disclosure of any Company trade secret or confidential information, engages in any conduct constituting unfair competition, induces any customer to breach a contract with the Company or induces any principal for whom the Company or its subsidiaries acts as agent to terminate such agency relationship, neither the participant nor his or her estate shall be entitled to exercise any stock option or stock appreciation right whatsoever and the participant's restricted stock or restricted stock unit agreement shall be terminated and cancelled. In addition, for any participant who is designated an “executive officer” by the Board of Directors, if the Committee determines that the participant engaged in an act of embezzlement, fraud or breach of fiduciary duty during the participant's employment that contributed to an obligation to restate the Company's financial statements (“Contributing Misconduct”), the participant shall be required to repay to the Company, in cash and upon demand, the Option Proceeds and/or Restricted Stock Proceeds, as applicable, resulting from the sale or other disposition (including to the Company) of shares issued or issuable upon exercise of a stock option or stock appreciation right or upon vesting of restricted stock or a restricted stock unit, as applicable, if the sale or disposition was effected during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission of the financial statements required to be restated. The term “Option Proceeds” means, with respect to any sale or other disposition (including to the Company) of shares issued or issuable upon exercise of an option or stock appreciation right, an amount determined appropriate by the Committee to reflect the effect of the restatement on the Company's stock price, up to the amount equal to the number of shares sold or disposed of multiplied by the difference between the market value per share at the time of such sale or disposition and the exercise price. The term “Restricted Stock Proceeds” means, with respect to any sale or other disposition (including to the Company) of restricted stock or a restricted stock unit, an amount determined appropriate by the Committee to reflect the effect of the restatement on the Company's stock price, up to the amount equal to the market value per share at the time of such sale or other disposition multiplied by the number of shares or units sold or disposed of. The return of Option Proceeds and/or Restricted Stock Proceeds is in addition to and separate from any other relief available to the Company due to the executive officer's Contributing Misconduct. Any determination by the Committee with respect to the foregoing shall be final, conclusive and binding on all parties. For any participant who is an “executive officer,” the determination of the Committee shall be subject to the approval of the Board of Directors.

18.Repricing of Stock Options or SARs. Except as provided in Section 12, any amendment to the Plan or any award agreement that results in the repricing of an option or stock appreciation right issued under the Plan shall not be effective without prior approval of the shareholders of the Company. For this purpose, repricing includes a reduction in the exercise price of a stock option or a stock appreciation right or the cancellation of a stock option or a stock appreciation right in exchange for cash, stock options or stock appreciation rights with an exercise price less than the exercise price of the cancelled stock option or stock appreciation right, other awards under the Plan or any other consideration provided by the Company.

19.No Discretionary Acceleration of Vesting. Notwithstanding any provision of the Plan to the contrary, except as set forth in the proviso below, the Board of Directors shall not exercise discretion to accelerate vesting of any Award granted under the Plan; provided, however, that, notwithstanding any provision of the Plan to the contrary, the Board of Directors shall have the authority, in its discretion, to provide for accelerated vesting, exercisability and distribution of any Awards held by a participant under the Plan in the event of the participant’s death or disability or upon or following consummation of a Transaction as provided in Section 12.2.